The information in this preliminary offering circular is not complete and may be changed. These securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2018

PRELIMINARY OFFERING CIRCULAR

500,000 Shares of Groundfloor Finance Inc. Common Stock

MAXIMUM OFFERING: $5,000,000

MINIMUM OFFERING: $0

Groundfloor Finance Inc., a Georgia corporation, (the “Company” or “we”) is an online marketplace that provides real estate investment opportunities to the public. The proceeds of this offering will be used primarily to fund loans but also for general corporate purposes, including the cost of this offering.

The Company will offer and sell on a continuous basis, the Groundfloor Finance Inc. Common Stock (the “Groundfloor Common Stock”) described in this offering circular. This offering circular describes some of the general terms that may apply to the Groundfloor Common Stock and the general manner in which they may be offered and follows the Form 1-A disclosure format.

We are offering up to 500,000 shares of our Common Stock at $10 per share, with a minimum investment of $100, or 10 shares of Groundfloor Common Stock. We expect to offer Common Stock in this offering until it raises the maximum amount being offered. Through this offering, we intend to offer and sell our Common Stock to accredited investors and non-accredited investors.

For more information on the Groundfloor Common Stock being offered, please see the sections entitled “Securities Being Offered” and “Plan of Distribution” beginning on pages 59 and 62 of this offering circular, respectively. The aggregate initial offering price of the Groundfloor Common Stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. We will not execute sales of any securities under Regulation A that aggregate more than $50,000,000 in any twelve month period.

We intend to offer the Groundfloor Common Stock on a continuous basis directly through the Groundfloor website located at www.groundfloor.us. At the present time, we do not anticipate using any underwriters to offer our securities. This offering is being conducted on a “best-efforts” basis, which means the Company and its officers will use its commercially reasonable best efforts to offer to sell the Groundfloor Common Stock. Such officers will not receive any commission or any other remuneration for any sales of the Groundfloor Common Stock, and will rely on the broker-dealer safe harbor registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This offering circular does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the Groundfloor Common Stock in any states where such offer or solicitation would be unlawful, prior to registration or qualification under the laws of any such state. Groundfloor Common Stock is subject to a Common Stock Voting Agreement. See “Securities Being Offered.”

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Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 8 of this offering circular about the risks you should consider before investing.

	Per Share	Total Minimum	Total Maximum
Offering Price	$10	$—	$5,000,000
Underwriting Discounts and Commissions	—	—	—
Proceeds to Us from this Offering (Before Expenses)	$10	$—	$5,000,000
Proceeds to Other Persons	—	—	—

The approximate date of the proposed sale to the accredited and non-accredited investors is as soon as practicable after the offering is qualified.

IMPORTANT NOTICES TO INVESTORS

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained in this offering circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire offering circular, including our consolidated financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless the context otherwise requires, we use the terms “Groundfloor,” “Company,” “we,” “us” and “our” in this offering circular to refer to Groundfloor Finance, Inc.

Business Overview

We are an early-stage company making secured real estate loans that range from $15,000 to $2,000,000 through an online platform. We offer a marketplace for developers of residential and small commercial real estate (each, a “Borrower”) who wish to obtain funding in order to acquire or renovate residential and small commercial real estate projects or refinance existent indebtedness in connection with such projects.

We currently offer term loans for terms that range between six months to five years (the “Loans”). These terms are subject to change as market needs dictate, and we anticipate offering additional products in the future. We use technology, data analytics, and our proprietary credit scoring model to assess the creditworthiness of each prospective borrower. If the applicant meets our criteria, we set the initial interest rate according to our credit and financial models.

Groundfloor Platform

We currently operate a web-based platform (the “Groundfloor Platform”). The Groundfloor Common Stock will be offered on the Groundfloor Platform. Prospective investors in the Groundfloor Common Stock will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to purchasers of Groundfloor Common Stock program through the Groundfloor Platform:

•	Available Online Directly from us. You can purchase Groundfloor Common Stock directly from us through the Groundfloor Platform.

•	Monthly Credit For $2,500 Purchase of Groundfloor Common Stock. If you purchase at least $2,500 in Groundfloor Common Stock in connection with this offering, you are entitled to a monthly credit in the amount of any commissions or fees charged by Groundfloor through our platform. This monthly credit does not include commissions or fees collected by Groundfloor on behalf of, or charged by other third party financial intermediaries. This monthly credit remains in effect for as long as you are a shareholder of Groundfloor Common Stock for up to two personal accounts consisting of up to one taxable account and one tax-exempt account only, and is not transferrable to any future transferee or purchaser of Groundfloor Common Stock.

•	Bonus Share Program. In connection with this offering, the following incentives are available to you for up to one personal account on the Groundfloor Platform. You may qualify for only one of the incentives described below as follows:

▪	100 Bonus Shares of Groundfloor Common Stock. If you provided at least one indication of interest to the Company prior to qualification of this offering circular and you purchase at least $10,000 of Groundfloor Common Stock in connection with this offering, you will receive 100 additional shares of Groundfloor Common Stock for no additional consideration.

▪	250 Bonus Shares of Groundfloor Common Stock. If you provided at least one indication of interest in the amount of $25,000 or more prior to 11:59PM Eastern Time on November 17, 2017 and you purchase at least $25,000 of Groundfloor Common Stock in connection with this offering, you will receive 250 additional shares of Groundfloor Common Stock for no additional consideration.

•	Invest as Little as $100. You will be able to purchase as few as ten shares of Groundfloor Common Stock.

•	Flexible, Secure Payment Options. You may purchase Groundfloor Common Stock with funds electronically withdrawn from your checking account, from your Groundfloor Account, or by credit card.

•	Manage Your Portfolio Online. You can view your investments, returns and transaction history online, as well as receive tax information and other portfolio reports.

Proceeds from the Groundfloor Common Stock contemplated in this offering will be used to fund loans and for general corporate purposes, including the cost of this offering.

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Competitive Strengths

We believe we benefit from the following competitive strengths compared to traditional lenders:

•	Reduced product origination and financing request costs;
•	Lower interest rates for financing of real estate projects;
•	Attractive returns for investors
•	The opportunity to promote community redevelopment by investing in local real estate projects; and
•	Growing acceptance of the Internet as an efficient and convenient forum for investment transactions.

Strategy

Two types of customers use the Groundfloor Platform: real estate developers who are in need of project financing and retail investors looking for investment opportunities.

Real estate is a trillion dollar industry in the United States. Real estate projects are financed through a variety of debt and equity transactions. Groundfloor Finance and its affiliated companies focus on financing real estate projects in the smaller market segments by providing debt financing. The prototypical project is an unoccupied single family or multifamily renovation costing between $15,000 and $2,000,000 over six months to a year, to be sold upon completion. Borrowers are offered term financing for the acquisition and development of real estate projects through the acquisition of land and/or an existing structure, for the purposes of new construction or renovation. In some circumstances, Borrowers may use a portion of the proceeds from the Loan to offset a portion of the purchase price of the property, works completed, or equity in the form of ownership interests or value attributed to property appreciation that has occurred since its acquisition by the Borrower, but such offset will then reduce its amount of “skin-in-the-game” the Borrower would have in the Project (see below under “—Our Loans to Borrowers— Credit Risk and Valuation Assessment—The Grading Algorithm”). If a Borrower is offsetting works completed or equity, we are crediting against capital the Borrower has already put into the Project or property appreciation that has occurred since its acquisition, respectively. In each case, we are using a portion of the Loan Proceeds to refinance value that has already been created before the Company originated the Loan. Borrowers may also receive Loans (for projects that have completed construction) intended to refinance other term debt or equity.

Because Groundfloor sources its capital from a broad base of investors, we can lend that money out on competitive terms, saving borrowers money. Likewise, Groundfloor Finance provides an opportunity for retail investors to gain exposure to real estate investments by creating an investment product backed by secured real estate loans. On a risk adjusted basis, it is the Company’s belief that the LROs offered through the Groundfloor Platform provide a competitive potential return for retail investors when compared to more conventional investment products.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 8. These risks include, but are not limited to the following:

•	Our management team has limited experience in mortgage loan underwriting, and if our method for evaluating potential Projects is flawed, the risk increases that we will not be successful.

•	Because real estate development projects are inherently risky, our business may be negatively impacted by changes.

•	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

2 GDP-by-industry, Bureau of Econ.

Analysis, http://www.bea.gov/iTable/iTable.cfm?ReqID=51&step=1#reqid=51&step=51&isuri=1&5114=a&5102=15.

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•	We will need to raise substantial additional capital to fund our operations, and if we fail to obtain such funding, we may be unable to continue operations.

•	We may not be able to identify and increase the number of Projects that are financed on the Groundfloor Platform.

•	We rely on data centers and outside service providers

•	Holders of Groundfloor Common Stock are exposed to the credit risk of the Company

•	There has been no public market for Groundfloor Common Stock, and none is expected to develop.

Recent Developments

On October 13, 2017, the Company filed on Form 1-A an offering statement under Tier 2 of Regulation A to sell its LROs in all 50 states, increasing the number of states in which the Company may offer securities by nearly five times.

On September 12, 2017, the Company entered into a $100,000,000 loan purchase agreement with Direct Access Capital, LLC (“DAC”), an investment management firm based in Dallas, Texas. Under the terms of the agreement, DAC may purchase up to $100,000,000 of loans originated by the Company in a twelve-month period.

Our Company

Originally formed as Fomentum Labs LLC, a North Carolina limited liability company, in January 2013, we converted into a North Carolina corporation on July 26, 2013 under the name GROUNDFLOOR Inc. Effective August 5, 2014, we changed the domiciliary state of the corporation to Georgia under the name Groundfloor Finance Inc. Our principal offices are leased and are located at 75 Fifth Street, NW, Suite 2070, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.  Our mailing address is PO Box 79346, Atlanta, GA 30357 and our website is www.groundfloor.us. Information on our website is not a part of this Offering Statement. We do not own any physical property.

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The Offering

Securities offered by us	Groundfloor Common Stock

Groundfloor Common Stock	The Groundfloor Common Stock is priced at $10 per share and carry voting rights which are subject to that certain Common Stock Voting Agreement entered into by each purchaser of Groundfloor Common Stock, Brian Dally and Nick Bhargava.

Principal amount of Groundfloor Common Stock	We will not issue securities hereby having gross proceeds in excess of $5 million nor will we issue any securities under Regulation A having gross proceeds in excess of $50 million, during any 12-month period. The securities we offer hereby will be offered on a continuous basis.

Regulation A Tier	Tier 2

Groundfloor Common Stock Purchasers	Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Securities outstanding prior to this offering (as of the date of this Offering Circular)	The Company has 1,136,406 shares of Common Stock and 1,316,169 shares of Preferred Stock outstanding.

Manner of offering	See section titled “Plan of Distribution” beginning on page 62.

How to invest	Visit www.groundfloor.us and click the “invest” link at the top of the home page.

Use of proceeds	If we sell $5 million of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $4,887,000, assuming our offering expenses are $113,000. We intend to use the proceeds from this offering to fund loans and for general corporate purposes, including the cost of this offering. See “Use of Proceeds”.

Investment Requirements	The minimum investment is $100 for a total of 10 shares of Groundfloor Common Stock.

IPO Lock-Up Requirement

Pursuant to the terms of the Subscription Agreement, the IPO Lock-Up requirements apply to all purchasers of Groundfloor Common Stock in this offering. All holders of Groundfloor Common Stock are subject to a lock-up period of 180 days following the effective date of a registration statement filed by the Company in connection with an underwritten public offering and cannot, among other things, sell, pledge, lend or encumber the Groundfloor Common Stock or any other securities of the Company during this 180 day period.

Transfer Restrictions	Groundfloor Common Stock purchased in this offering will be freely transferable after this offering, subject to a transferee agreeing to be bound by the terms of the Common Stock Voting Agreement and the IPO Lock-Up requirements set forth in the Subscription Agreement.

Risk factors	Investing in the Groundfloor Common Stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 8 of this offering statement for a discussion of factors that you should read and consider before investing in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our consolidated financial statements and related notes and all of the other information in this offering circular. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment.

Risks Related to Investing in Groundfloor Common Stock

Our auditor has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements for the period ended December 31, 2016 include a going concern note from our auditors. We incurred a net loss for the year ending December 31, 2016 and the six months ending June 30, 2017, and had an accumulated deficit of $7,444,368 and $9,420,841 as of December 31, 2016 and June 30, 2017, respectively. In view of these matters, our ability to continue as a going concern is dependent upon our ability to increase operations and to achieve a level of profitability. Groundfloor Finance’s most recent audited financial statements also included a going concern note from its auditors due to its history of net losses. Additionally, the financial statements for Groundfloor Real Estate 1, LLC, a subsidiary of Groundfloor Finance (“GRE 1”) for the period ended December 31, 2016 include a going concern note from our auditors.

Since its inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs (and those of GRE 1) largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

The failure to obtain sufficient debt and equity financing and to achieve profitable operations and positive cash flows from operations could adversely affect Groundfloor’s ability to achieve its business objectives and for either company to continue as a going concern.

We have a limited operating history. As a company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

Groundfloor Finance (with its affiliates) has a limited operating history. Groundfloor Finance owns and operates the Groundfloor Platform. Groundfloor Finance began originating real estate loans in Georgia through a subsidiary in November 2013 and transitioned to multi-state operations through the sale of Limited Recourse Obligations (“LROs”) under a Regulation A offering in September 2015. See “Management Discussion and Analysis” below.

For Groundfloor Finance’s business to be successful, the number of real estate development projects financed by Groundfloor Finance and its subsidiaries will need to increase, which will require Groundfloor Finance to increase its facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on the Groundfloor Platform. Groundfloor Finance must constantly update its software and website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the Groundfloor Platform, as well as to satisfy our servicing obligations on the Loans. If Groundfloor Finance is unable to increase the capacity of the Groundfloor Platform and maintain the necessary infrastructure, this may have an adverse effect on our revenues.

Groundfloor Finance has incurred net losses in the past and expect to incur net losses in the future. If Groundfloor Finance becomes insolvent or bankrupt, you may lose your investment.

Groundfloor Finance has incurred net losses in the past, and expects to incur net losses in the future. Groundfloor Finance has not been profitable since inception, and may not become profitable. In addition, Groundfloor Finance expects operating expenses to increase in the future as it expands operations. If operating expenses exceed expectations, financial performance could be adversely affected. If revenue does not grow to offset these increased expenses, Groundfloor Finance may never become profitable. In future periods, Groundfloor Finance may not have any revenue growth or revenue could decline. Failure to become profitable could impair the operations of the Groundfloor Platform by limiting access to working capital required to operate the Groundfloor Platform. If Groundfloor Finance were to become insolvent or bankrupt, this would adversely affect our ability to generate revenues and control our expenses.

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Groundfloor Finance has relied on multiple debt financings and has substantial indebtedness, which many affect the financial condition of Groundfloor Finance.

Historically, Groundfloor Finance relied on debt financing to fund its start-up costs and working capital for its operations. See “Management Discussion and Analysis—Liquity and Capital Resources” for more information on these financings. More recently, Groundfloor Finance has relied on debt financing in connection with its loan advance program. See “Description of the Business of Groundfloor Finance—How the Groundfloor Platform Operates—Loan Advances” and See “Interests of Management and Others in Certain Transactions—ISB Note” below for more information on these financings. Groundfloor Finance’s obligations under these loans will reduce its available cash for re-investment and, therefore, may negatively impact its potential profitability until all amounts are repaid. In addition, since Groundfloor Finance has granted a security interest under these loans for certain assets. If Groundfloor Finance defaulted on its obligations, the secured parties could elect foreclose on these assets and such a foreclosure would have an adverse effect on the ability of Groundfloor to operate its business.

Groundfloor Finance’s substantial indebtedness may also limit its ability to borrow additional funds or obtain additional financing in the future. If Groundfloor Finance obtains additional debt financing to fund our and/or its operations or as capital for the loan advance program, a substantial portion of our and/or its operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our and/or its operations.

Our management team has limited experience in mortgage loan underwriting.

Groundfloor Finance (with its affiliates) has a limited operating history. Groundfloor Finance began originating real estate loans in Georgia through a subsidiary in November 2013 and transitioned to multi-state operations through the sale of LROs under a Regulation A offering in September 2015. A limited number of our management team has experience in mortgage loan underwriting and the founders of Groundfloor Finance had no such experience at the time it began operations. See “Management Discussion and Analysis—Overview” and “Management—Biographies of Directors, Executive Officers and Significant Employees of and Groundfloor.” If the method adopted by Groundfloor Finance for evaluating potential Projects to fund and for establishing interest rates for the corresponding Loans proves flawed, investors may not receive the expected yield on the LROs. Although the proprietary Grading Algorithm utilized by Groundfloor Finance is based upon certain quantifiable characteristics that have been developed and is primarily driven by leverage and asset value, there is no assurance that the Grading Algorithm will accurately assess the risks associated with the Borrower or the property for which the Loan is being sought.

If we are not current on certain registrations, licenses, filings, or other documents, we may be required to repurchase securities you have bought.

In December 2016, Groundfloor Finance issued and sold three series of LROs after the original Form U-1 for such offering had expired. The LROs were refunded in full, including all accrued interest, and submitted again to be offered under a subsequent post-qualification amendment to Groundfloor Finance’s Offering Statement on Form 1-A, covered by the Form U-1 dated December 21, 2016. If Groundfloor Finance does not stay current on certain registrations, licenses, filings, or other documents related to the Offering, we may be required to repurchase securities you have bought and as a result you would not receive any returns on the Groundfloor Common Stock purchased.

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Loans that are advanced may involve additional risks.

In some situations, we, Groundfloor Finance, or a subsidiary of Groundfloor Finance may elect to originate and advance funds for a Loan prior to GRE 1 offering the corresponding series of LROs to the public, which could involve additional risks. Although advances are typically funded from one of more lines of credit or borrowing arrangements entered into by Groundfloor Finance or one of its subsidiaries, if we elect to do so from our own operating capital, that would have the effect of reducing the amount of cash we have available for other business expenditures until the advance is repaid. The same would be the case in the event Groundfloor Finance elected to use its own operating capital to fund advances. In addition, we may be required (either directly as GRE 1 or indirectly through Groundfloor Finance or through one of its subsidiaries) to continue to hold and service the advanced Loans in the event we are unable to qualify the corresponding series of LROs or if the Offering of such LROs is or not fully subscribed and abandoned. Furthermore, the borrowing arrangements that may be used to make the advances will require the principal to be repaid within a short period of time as well as periodic interest payments. This may negatively impact the cash flow and cash position of Groundfloor Finance, particularly if GRE 1 is not able to issue and sell the corresponding LROs on a timely basis, increasing the risk to the overall business of Groundfloor Finance and its subsidiaries, including a potentially adverse effect on our revenues.

Withdrawal or abandonment of an offering of the Groundfloor Common Stock prior to issuance will extinguish your ability to earn any return on the Groundfloor Common Stock you may purchase.

We may withdraw or abandon an offering of the Groundfloor Common Stock at any time without penalty prior to issuance. If we abandon or withdraw an offering of the Groundfloor Common Stock, we will promptly release all funds committed to purchasing shares of Common Stock, but you will not earn any return on that amount. As a result, you will not have realized any benefit from the transaction and will have lost the opportunity to use your money elsewhere.

Shares of the Groundfloor Common Stock will not be listed on any securities exchange, and no liquid market for the Groundfloor Common Stock is expected to develop.

Shares of the Groundfloor Common Stock will not be listed on any securities exchange or interdealer quotation system. There is no trading market for the Groundfloor Common Stock, and we do not expect that such a trading market will develop in the foreseeable future, nor do we intend to offer any features on the Groundfloor Platform to facilitate or accommodate such trading. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, any investment in the Groundfloor Common Stock will be highly illiquid, and investors in the Groundfloor Common Stock may not be able to sell or otherwise dispose of their shares in Groundfloor Common Stock in the open market. Additionally, we currently have no redemption plan in place and do not expect to adopt any redemption plans in the future. Because of the illiquid nature of the shares of Groundfloor Common Stock, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

You are required to agree to the Common Stock Voting Agreement, which requires you to vote your common stock in favor of Brian Dally and Nick Bhargava as directors of the Company.

When you make an investment through the Groundfloor Platform, you are required to agree to the terms of the Common Stock Voting Agreement, which relate to how you will vote your shares for directors of the Company (and potentially how you will vote for other matters). Among other things, the Common Stock Voting Agreement provides that you will vote for Brian Dally and Nick Bhargava as directors of the Company for as long as they each hold at least 5% of the voting stock of the Company. If you fail to vote your Common Stock in accordance with the terms of the Common Stock Voting Agreement, you will appoint the Chief Executive Officer, President or Secretary of the Company as your proxy to vote your shares of Common Stock accordingly.

If the Company’s Board of Directors, employees and officers who hold Groundfloor Common Stock, Series A stockholders, and all other classes of shares (the “Requisite Shareholders”) provided for in the Company’s Second Amended and Restated Articles of Incorporation, as amended or restated (the “Articles of Incorporation”), approve any act or transaction described in Section 3.3 of the Articles of Incorporation, you agree to take all necessary and desirable actions to facilitate such act or transaction. In the event that the Requisite Shareholders approve a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets or debt or equity financing of the Company, you agree to vote all shares of Groundfloor Common Stock held by you in favor of such transaction, and agree to waive and refrain from exercising any dissenters, appraisal or similar rights.

As a result, the Common Stock Voting Agreement may limit your ability to vote on or influence certain corporate decisions, including the election of directors and approval of significant corporate transaction, such as a merger or other sale of the Company or our assets.

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If we fail to fully subscribe an offering of a series of LROs corresponding to a Loan that has been advanced, the advanced Loan will remain a lending obligation of Groundfloor Finance (or its subsidiary).

If we fail to fully subscribe an offering of a series of LROs corresponding to a Loan that has been advanced, Groundfloor Finance will still be responsible for servicing and otherwise managing the underlying Loan. We, Groundfloor Finance (or the affiliated entity that originated the Loan) may need to use cash on hand or raise additional capital to continue to service the Loan or to repay any amounts borrowed under its borrowings to finance the advance. This may limit the amount of capital Groundfloor Finance has available to fund its operations and may have an adverse effect on our revenues.

Risks Related to this Offering and our Structure

Because no public trading market for our shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Additionally, we currently have no redemption plan in place and do not expect to adopt any redemption plans in the future. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

Although we do not intend to implement a liquidity transaction, we reserve the right to do so in the future. If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Although we do not presently intend to list the Groundfloor Common Stock on a stock exchange or other trading market in order to provide liquidity to our stockholders, we reserve the right to do so in the future. We are not required to pursue such a liquidity transaction, nor will we enter into any registration rights agreement with stockholders. If we decide to pursue a liquidity transaction, market conditions and other factors could cause us to delay the listing of our shares on a stock exchange or other trading market exchange. If we decide to pursue a liquidity transaction, we would be under no obligation to conclude the process within a set time. If we decide to list our shares on a stock exchange or other trading market, the timing of such listing will depend on real estate and financial markets, economic conditions, and federal income tax effects on stockholders, that may prevail in the future. We cannot guarantee that we will be successful in listing our shares, should we choose to do so in the future. If after initially deciding to pursue a liquidity transaction, we ultimately do not decide to list our shares, or delay such a listing due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

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As a non-listed company conducting an exempt offering pursuant to Regulation A, Groundfloor Finance is not subject to a number of corporate governance requirements, including the requirements for independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer listing on a national stock exchange would be. Accordingly, while we have a board of directors and have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions, we do not have, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

The offering price of the shares of Groundfloor Common Stock was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares of Groundfloor Common Stock on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may be substantially more than the actual value of your investment. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our articles of incorporation, we have authority to issue an aggregate of 6,316,181 shares of capital stock, consisting of 5,000,000 shares of common stock and 1,316,181 shares of preferred stock, and, subject to certain protective provisions, our stockholders may amend our articles of incorporation to increase the number of authorized shares, although, under Regulation A, we are only allowed to sell up to $50,000,000 of securities pursuant to Regulation A (Groundfloor Common Stock or LROs) in any 12-month period (although we may raise capital in other ways). After your purchase in this offering, our board of directors may elect to issue or sell additional shares in future public or private offerings. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value of your shares. As of December 31, 2016, 1,123,750 shares of common stock are outstanding, not including the shares of Groundfloor Common Stock being offered in this offering.

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By purchasing shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.

By purchasing shares in this offering, investors agree to be bound by any arbitration provisions contained in our subscription agreement. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis. The arbitration process may be less favorable to investors than court proceedings and may limit your right to engage in discovery proceedings or to appeal an adverse decision. You also waive your right to a jury trial under the subscription agreement. These provisions may have the effect of discouraging lawsuits against us and our directors and officers.

We do not expect to declare dividends in the foreseeable future.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of the value of the Groundfloor Common Stock, which may never occur.

We are not “Qualified Custodians” of Securities as such term is used in the federal securities laws. Your funds will be invested in a commingled FBO account, which means that it may be more difficult for you to receive the proceeds of your transactions than in a traditional brokerage account, and you may extended delays.

In order to purchase Groundfloor Common Stock, you must register on the Groundfloor Platform and create a funding account maintained on the Groundfloor Platform. This funding account is a non-interest bearing demand deposit pooled account currently established at the FBO Servicer, Wells Fargo, “for the benefit of” all Groundfloor Investors. Currently, Wells Fargo acts as the FBO Servicer for the Groundfloor Investor FBO Account. We may change the identity of the FBO Service Provider where any of the Investor FBO Accounts are maintained at any time without prior notice to investors and Investors have no direct relationship with the FBO Servicer in connection with the Investor FBO Accounts. In general, FBO accounts offer the investor less control over asset allocation and tracking than traditional brokerage accounts. In the event of a bankruptcy or liquidation of the Company or the FBO Service Provider, you may experience a delay in receiving your proceeds. In addition, this account is not SIPC insured, and therefore does not carry deposit insurance above the statutory amounts for demand deposit accounts.

Groundfloor Finance is the owner of the Groundfloor Investor FBO Account. However, we disclaim any economic interest in the assets in the Investor FBO Account and also provide that each investor disclaims any right, title or interest in the assets of any other investor in the Investor FBO Account.

Risks Related to the Borrower, its Principal(s) and the Project

Real estate projects involve considerable risk, which may affect the Borrower’s ability to make payments under its Loan and our ability to collect Loan Payments on a timely basis.

Real estate development projects are inherently risky, and the risks they involve may affect the Borrower’s ability to make payments under its Loan. The risks involved in real estate development projects include the following:

•	changes in the general economic climate and market conditions;

•	complications involving the renovation or redevelopment of the real estate property connected to the Project;

•	limited availability of mortgage funds or fluctuations in interest rates which may render the sale and refinancing of the real estate property corresponding to the Project difficult;

•	unanticipated increases in real estate taxes and other operating expenses;

•	environmental considerations;

•	zoning laws and other governmental rules and policies; and

•	uninsured losses including possible acts of terrorism or natural disasters.

The risks associated with a particular investment will also vary depending on the type of Loan being financed and the terms negotiated with Borrowers. For example:

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•	With Loans involving renovations, project completion may be delayed because the necessary renovations may be more extensive than first anticipated; as work progresses, more of the structure is opened up which may reveal previously unknowable defects or problems.

•	With new construction Loans, a fundamental default early in the term could be more detrimental to recovery, since it would leave us with a lien (on land and an incomplete structure) that could be worth less than the amount needed to provide a return to investors.

•	Where acquisition (either of land or of an existing structure) is part of use of proceeds the acquisition may fall through, causing the Loan to be abandoned before closing or to be paid off early, as no principal is drawn down after closing. In addition, the purchase price of the property may increase at the time of acquisition, decreasing the remaining funds available from our Loan which could impact the Borrower’s ability to complete the associated renovations or construction as contemplated.

•	Permitting delays could impede a Borrower’s ability to timely repay Loans involving renovations or construction.

•	Borrowers may use part of the Loan Proceeds to repay an existing loan used to acquire the property. There may be delays in the original lender releasing the property from any security interest related to the earlier loan in order for us to assume the first lien position after closing the loan transaction.

•	Borrowers may use part of the Loan Proceeds to offset the amount of cash or equity they otherwise would have in the project. This type of cash out refinancing may be involved in various types of Loans we originate.

•	Borrowers may be advanced all or part of the Loan Proceeds before the corresponding LROs are sold. In this case, the Borrower may begin work on the Project immediately and by the time the corresponding LROs are sold, substantial work may have been completed. This would effectively reduce the amount of time the LROs may be held, as the Borrower is now closer to their proposed exit than when LROs were first offered and therefore may be able to prepay the Loan.

•	There can be any number of issues with the title to a property. Although we confirm our senior lien position on properties by conducting a title search and obtaining title insurance, challenges to the enforceability of our senior position or title defects may nevertheless arise. Such defects could also result in a determination that we do not have an enforceable lien on the property. Resolution of these matters could delay our ability to foreclose on the property or pursue other collection remedies against the Borrower.

The success of the Project is dependent on the performance of third parties, including the Borrower and its Principal(s), over which we have no control.

We will issue a commercial loan to the Borrower to fund the Project. The Borrower owns and controls the Project and is responsible for various management functions that are essential to the success of the Project. The Principal(s) of that borrowing entity control and operate it. Poor management on the part of the Borrower, or its Principals, could adversely affect the financial performance of the Project or expose the Project to unanticipated operating risks, which could reduce the Project cash flow and adversely affect the Borrower’s ability to repay the Loan.

We have limited experience in developing real estate projects.

If the Borrower is unable to repay its obligations under the Loan, we may foreclose on the real estate property. Although we will seek out purchasers for the property, we may have to take an active role in the management of the Project. Prospective investors should consider that we and very few members of our management have previously managed real estate development projects. No assurances can be given that we can operate the Project profitably.

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Credit information may be inaccurate or may not accurately reflect the creditworthiness of the Borrower or its Principals, which may have an adverse effect on our revenues or any returns on an investment in the Groundfloor Common Stock.

In the course of its underwriting, Groundfloor Finance obtains credit information about the Principals of the Borrower from consumer reporting agencies, such as TransUnion, Experian or Equifax. A credit score assigned to a Principal may not reflect the actual creditworthiness of the Borrower or its Principals. (Although the Principal(s) are not personally liable for making payments under the Loan, Groundfloor Finance believes his or her FICO credit score is a relevant factor in understanding the individual practices regarding debt management of the persons who will ultimately be responsible for managing the Project and servicing the debt.) In addition, the information obtained from the credit report is not verified and the credit score of the Principal may be based on outdated, incomplete or inaccurate consumer reporting data. Additionally, there is a risk that, after the underwriting team has completed our credit review, the Principal may have:

•	become delinquent in the payment of or defaulted under an outstanding obligation;

•	taken on additional debt; or

•	sustained other adverse financial events.

Inaccuracies in the credit information obtained or subsequent events that materially impact the ability to repay the Loan or reduce creditworthiness may increase the risk that the Borrower will default on its Loan, which will increase the risk of an adverse effect on our revenues or any returns on an investment in the Groundfloor Common Stock.

Information supplied by Borrowers, including information on the Project Summaries, may be inaccurate or intentionally false.

Borrowers supply a variety of information that is included in this Offering Circular and the Project Summaries. Much of the information provided by Borrowers during the application and underwriting process is not independently verified, and, although Borrowers represent and warrant in the Loan Agreement as to the accuracy of such information, it may nevertheless be inaccurate or incomplete. Additionally, we rely on data provided by third-party sources as a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Although we perform fraud checks and authenticate customer identity by analyzing data provided by external databases, we cannot assure that these checks will catch all fraud, and there is a risk that these checks could fail and fraud may occur. We may not be able to recoup funds underlying loans made in connection with inaccurate statements, omissions of fact, or fraud, in which case our revenue, operating results, and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impacting our operating results, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs and result in an adverse effect on our revenues or any returns on an investment in the Groundfloor Common Stock

Risks Related to the Company and the Groundfloor Platform

We are also subject to other risks and uncertainties related to engaging in a public offering that may affect our business.

Groundfloor Finance and its subsidiaries are subject to additional risks and uncertainties in connection with engaging in an offering of the Groundfloor Common Stock. These risks and uncertainties include:

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•	the potential for increased scrutiny by federal and state regulatory agencies;

•	the greater likelihood of facing civil liability claims for alleged violations of federal and state securities laws;

•	the increasing costs connected with managing a growing business and expanding portfolio of Loans;

•	the impact of greater media attention, including the possibility of negative commentary of Groundfloor’s business model by other market participants such as traditional financial institutions;

•	the costs of qualifying our offerings with federal and state regulators;

•	the time commitment for management to qualify our offerings, which takes focus away from operating the business;

•	navigating complex and evolving regulatory and competitive environments;

•	increasing the number of investors utilizing the Groundfloor Platform;

•	increasing the volume of Loans facilitated through the Groundfloor Platform and fees received from Borrowers;

•	continuing to develop, maintain and scale the Groundfloor Platform;

•	effectively using limited personnel and technology resources;

•	effectively maintaining and scaling Groundfloor’s financial and risk management controls and procedures;

•	maintaining the security of the Groundfloor Platform and the confidentiality of the information provided and utilized across the Groundfloor Platform; and

•	attracting, integrating and retaining an appropriate number of qualified employees.

Groundfloor Finance will need to raise substantial additional capital to fund future operations, and, if Groundfloor Finance fails to obtain additional funding, Groundfloor Finance may be unable to continue operations.

At this early stage in its development, Groundfloor has funded substantially all of its operations with proceeds from private financings from individual investors and venture capital firms. We rely on Groundfloor Finance to operate the Groundfloor Platform, facilitate due diligence and underwriting reviews, coordinate payment to and from investors and developers through the use of various funding accounts, manage Loan advances and to administer, service and collect on the Loans we fund through the offer and sale of LROs. As manager, Groundfloor Finance is also responsible for our day to day operations. To date, Groundfloor Finance has raised approximately $7.56 million through private sales of convertible debt and preferred stock. To continue the development of its business, Groundfloor Finance will require substantial additional funds. To meet its financing requirements in the future, Groundfloor Finance may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict Groundfloor Finance’s business activities and options. Additional funding may not be available to Groundfloor Finance on favorable terms, or at all. If Groundfloor Finance is unable to obtain additional funds, it may be forced to reduce or terminate our operations.

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The ability to generate significant revenues from the actual operation of the Groundfloor Platform in the near future is limited by the requirement that offerings of LROs be registered on Form S-1, qualified under Regulation A or offered pursuant to another exemption from registration. At present, sales of LROs under Tier 1 of Regulation A are capped at $20 million during any 12-month period per issuer. Although the Jumpstart Our Business Startups Act (the “JOBS Act”) provides for the limit to be increased to $50 million under Tier 2 of Regulation A, the increase would trigger on-going compliance requirements. It has historically taken significant time to complete the Registration A registration and/or qualification process, and it is too early in the adoption of the new Regulation A offering process to determine whether that time may now be reduced. This delay can make it difficult for Groundfloor Finance and, consequently, for GRE 1, to identify Borrowers that can defer the need for financing for particular Projects through such a long timeframe. If Groundfloor Finance is unable to identify Projects to finance as a result, it will impact its (and our) ability to make investment opportunities available through the Groundfloor Platform and to generate revenues.

Groundfloor Finance has entered into material transactions with our promoters.

Since inception, Groundfloor Finance has entered into certain material transactions involving its officers, directors and principal shareholders (collectively, the “Promoters”). For instance, certain affiliates and family members of the directors of Groundfloor Finance have participated in the Series Seed Financing, the Bridge Financing, and the Series A Financing (each as defined below). Groundfloor Finance has adopted a policy that a majority of the disinterested Independent Directors of Groundfloor Finance (as defined below) must approve any loan to or on behalf of, or other material affiliated transaction involving, its Promoters. However, Groundfloor Finance has lacked sufficient disinterested Independent Directors to approve the prior material affiliated transactions listed above at the time each was consummated and may choose to enter into transactions in the future for which it lacks sufficient disinterested Independent Directors. See “Interest of Management and Others in Certain Transactions” and “Transactions with Promoters” below.

If the security of our investors and Borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

The Groundfloor Platform stores the Borrowers’ and investors’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be accessed, publicly disclosed, or stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also disrupt our operations and subject us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the relevant software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any investor’s or Borrower’s data, our relationships with our investors will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and the third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose investors.

The Groundfloor Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

The Groundfloor Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a “hacker” were able to infiltrate the Groundfloor Platform, you would be subject to the increased risk of fraud or Borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of Groundfloor Common Stock. Additionally, if a hacker were able to access secure files, he or she might be able to gain access to your personal information. While Groundfloor Finance has taken steps to prevent such activity from affecting the Groundfloor Platform, if Groundfloor Finance is unable to prevent such activity, the value of your investment in Groundfloor Common Stock could be adversely affected.

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Groundfloor Finance relies on third-party banks and money transfer agents to operate the Groundfloor Platform. If we are unable to continue utilizing these services, our business and revenues may be adversely effected.

All payments are processed through the Groundfloor Platform. Because Groundfloor Finance is not a bank, it cannot belong to or directly access the Automated Clearing House (“ACH”) payment network, and it must rely on third-party payment agents and other FDIC-insured depository institutions to process our transactions, including payments of Loans and remittances to holders of LROs. Groundfloor Finance currently uses the services of Dwolla, Inc. and Wells Fargo for these purposes, but may change vendors at any time without prior notice to investors. Under the ACH rules, if Groundfloor experiences a high rate of reversed transactions (known as “chargebacks”), Groundfloor may be subject to sanctions and potentially disqualified from using the system to process payments.

Any significant disruption in service on the Groundfloor website or in Groundfloor Finance’s computer systems could reduce the attractiveness of the Groundfloor Platform and result in a loss of users.

If a catastrophic event resulted in a Groundfloor Platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability, and availability of our technology and its underlying hosting services infrastructure are critical to our operations, level of customer service, reputation and ability to attract new users and retain existing users. Our hosting services infrastructure is provided, owned, and operated by a third party (the “Hosting Provider”). We also maintain a backup system at a separate location that is owned and operated by a third party. Our Hosting Provider does not guarantee that users’ access to the Groundfloor website will be uninterrupted, error-free or secure. Our operations depend on our Hosting Provider’s ability to protect its and our systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with our Hosting Provider is terminated, or if there is a lapse of service or damage to its facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of our Hosting Provider or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our ability to profitably operate or maintain accurate accounts, and could harm our relationships with our users and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a Hosting Provider facility. These factors could prevent us from processing or posting payments on the Loan or the LROs, damage the Groundfloor brand and reputation, divert employees’ attention, and cause users to abandon the Groundfloor Platform.

Events beyond our control may damage our ability to maintain adequate records, maintain the Groundfloor Platform or perform our servicing obligations.

If a catastrophic event resulted in the Groundfloor Platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Similar events impacting third-party service providers that our operations depend on, such as our Hosting Provider or payment vendor(s), could materially and adversely affect its (and our) operations. Such events could include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store back-up records in offsite facilities located in third-party, off-site locations. If our electronic data storage and back-up storage system or those of our third-party service providers are affected by such events, we cannot guarantee that you would be able to see a profitable return on your investment in the Groundfloor Common Stock.

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The Groundfloor Common Stock will not restrict Groundfloor Finance’s ability to incur additional indebtedness.

Groundfloor Finance has substantially financed its early operations through the issuance of convertible notes, which converted to shares of Series Seed Preferred Stock pursuant to the terms of the Note Conversion Agreement, dated December 5, 2014. If Groundfloor Finance incurs additional debt after the Groundfloor Common Stock are issued, it may adversely affect its creditworthiness generally and could result in its financial distress, insolvency or bankruptcy. As discussed above, the financial distress, insolvency or bankruptcy of Groundfloor Finance could have an adverse effect on any returns on investments in Groundfloor Common Stock.

Groundfloor Finance is not subject to the banking regulations of any state or federal regulatory agency.

Groundfloor Finance is not subject to the periodic examinations to which commercial banks, savings banks and other thrift institutions are subject. Consequently, financing decisions and decisions regarding establishing loan loss reserves are not subject to period review by any governmental agency. Moreover, we are not subject to banking regulatory oversight relating to capital, asset quality, management or compliance with applicable laws.

Risks Related to Compliance and Regulation

If a fundamental change occurs in the information set forth in this Offering Circular, we may be required to suspend offering Groundfloor Common Stock until a PQA updating such information is qualified by the SEC, which may adversely affect our financial performance.

This Offering Circular relates to the issuance of Groundfloor Common Stock pursuant to Tier 2 of Regulation A under the Securities Act. Pursuant to the rules of Regulation A, we are required to file a PQA to reflect any facts or events arising after the qualification date of this Offering Circular (or the most recent PQA hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein. We also may be required to suspend ongoing offerings of Groundfloor Common Stock under this Offering Circular and/or delay offering additional series of Groundfloor Common Stock until such PQA is qualified by the SEC. If we are required to suspend offerings of Groundfloor Common Stock for an extended amount of time pending qualification by the SEC, the financial performance of Groundfloor Finance could be adversely affected.

If we or our affiliated companies are required to register under the Investment Company Act or the Investment Advisors Act of 1940, or become subject to the SEC’s regulations governing broker-dealers, our ability to conduct our business could be materially and adversely affected.

The SEC heavily regulates the manner in which “investment companies,” “investment advisors,” and “broker-dealers” are permitted to conduct their business activities. We believe we have conducted our business in a manner that does not result in the Company or its affiliates being characterized as an investment company, an investment advisor or a broker-dealer, as we do not believe that we engage in any of the activities described under Section 3(a)(1) of the Investment Company Act of 1940 or Section 202(a)(11) or the Investment Advisor’s Act of 1940 or any similar provisions under state law, or in the business of (i) effecting transactions in securities for the account of others as described under Section 3(a)(4)(A) of the Exchange Act or any similar provisions under state law or (ii) buying and selling securities for our own account, through a broker or otherwise as described under Section 3(a)(5)(A) of the Exchange Act or any similar provisions under state law. We intend to continue to conduct our business in such manner. If, however, we (or any of our affiliates) are deemed to be an investment company, an investment advisor, or a broker-dealer, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would affect our business to a material degree.

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Our Loan origination and servicing activities are subject to extensive federal, state and local regulation that could adversely impact operations.

We must comply with regulatory regimes, including those applicable to mortgage lending transactions, various aspects of which are untested as applied to the Groundfloor Platform. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other federal and state laws may apply to the origination and servicing of Loans originated through the Groundfloor Platform.

In particular, through the Groundfloor Platform, we may be subject to laws, including but not limited to:

•	state laws and regulations that require us to obtain licenses to originate Loans or which may impose requirements related to Loan disclosures and terms, debt collection and unfair or deceptive business practices; the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•	the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts; and

•	the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these laws is also costly, time-consuming and limits our operational flexibility.

Failure to comply with these laws and regulatory requirements applicable to this business may, among other things, have a negative impact on Groundfloor Finance’s ability to originate and service Loans or maintain the Groundfloor Platform. In addition, any non-compliance could subject Groundfloor Finance to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, rescission rights held by investors in securities offerings and civil and criminal liability, which may harm the business and the ability to maintain the Groundfloor Platform and may result in Borrowers rescinding their Loans.

Where applicable, Groundfloor Finance seeks to comply with state mortgage licensing, servicing and similar statutes. We are aware that making Loans in certain U.S. jurisdictions may trigger local licensing requirements. Groundfloor Finance works with local counsel in each jurisdiction in which Loans are financed to determine whether any licenses are required and, to the extent necessary, will seek to obtain such licenses and will comply with the relevant regulatory requirements before facilitating Loans to Borrowers in any such jurisdiction. If Groundfloor Finance is found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate Loans through the Groundfloor Platform, perform servicing obligations or make the Groundfloor Platform available to Borrowers in particular states, which may harm the business.

If the Groundfloor Platform was found to violate a state’s usury laws, we may have to alter our business model and our business could be harmed.

The interest rates that are charged to Borrowers and that form the basis of payments to investors through the Groundfloor Platform must comply with the usury law of the jurisdiction where we originate each Loan. There is no uniformity among the states on the amount of interest that may be charged on commercial real estate lending. As a result, Groundfloor Finance must monitor the interest rate limitations imposed by each jurisdiction where we originate Loans to ensure compliance, which reduces operating efficiency and may impact the attractiveness of the Loans offered to investors as well as the ability to apply late charges and penalty and default interest. In addition, if a Borrower were to successfully bring claims against Groundfloor Finance for state usury law violations, and the rate on that Borrower’s Loan was greater than that allowed under applicable state law, Groundfloor Finance could be subject to fines and penalties, which could possibly result in a decline in operating results.

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Increased regulatory focus could result in additional burdens on our business.

The financial industry is becoming more highly regulated. There has been, and may continue to be, a related increase in regulatory scrutiny and investigations of the operations of peer-to-peer or micro-lending platforms as well as trading and other investment activities of alternative investment funds. Increased regulatory scrutiny and investigations may impose additional expenses on Groundfloor Finance, may require the attention of Groundfloor Finance’s senior management and may result in fines if Groundfloor Finance is deemed to have violated any regulations.

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. The Groundfloor Finance business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending. The costs to comply with such laws or regulations could be significant and would increase operating expenses, and we may be required to pass along those costs to our investors in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of commercial financing, which would adversely affect the viability of this business model.

YOU SHOULD CONSULT WITH YOUR OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, ACCOUNTING AND OTHER CONSEQUENCES OF AN INVESTMENT IN THE GROUNDFLOOR COMMON STOCK.

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR NO. 230, BE ADVISED THAT ANY FEDERAL TAX ADVICE IN THIS COMMUNICATION, INCLUDING ANY ATTACHMENTS OR ENCLOSURES, WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON OR ENTITY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY INTERNAL REVENUE CODE PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON OR ENTITY. SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE. EACH PERSON OR ENTITY SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this offering circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this offering circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this offering circular. You should read this offering circular and the documents that we have filed as exhibits to the Form 1-A of which this offering circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this offering circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

If we sell $5,000,000 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $4,887,000, assuming our expenses are $113,000 for such offerings. We currently intend to use the net proceeds of this offering for general corporate expenses and to fund Loans to real estate developers. We reserve the right to change the use of proceeds as business demands dictate. General corporate purposes might be, but are not limited to, the costs of this offering, including our outside legal and accounting expenses, employee payroll, rent and real estate expenses, utilities, computer hardware and software and promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of Groundfloor Common Stock.

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DILUTION

If you invest in the Groundfloor Common Stock, your interest will be diluted to the extent of the difference between the $10.00 offering price per share (the “Offering Price”) of the Groundfloor Common Stock and the pro forma net tangible book value per share of the Groundfloor Common Stock immediately after this offering. Dilution results from the fact that the Offering Price is substantially in excess of the pro forma net tangible book value per share attributable to the existing equity holders.

Our net tangible book value as of December 31, 2016 was approximately $647,620, or approximately $0.22 per share of the Groundfloor Common Stock on a fully diluted basis. Net tangible book value represents the amount of total tangible assets less total liabilities and the par value of preferred stock. Net tangible book value per share represents net tangible book value divided by the number of shares of Groundfloor Common Stock outstanding on a fully diluted basis.

The following table illustrates the substantial and immediate dilution per share of Groundfloor Common Stock to a purchaser in this offering, assuming issuance of 500,000 shares of Groundfloor Common Stock in this offering:

On Basis of Full Conversion of Issued Instruments	$5 Million
Raise
Price per Share	$10.00
Shares issued	500,000
Capital Raised	$5,000,000
Less: Estimated Offering Costs	$(113,000)
Net Offering Proceeds	$4,887,000
Historical Net Tangible Book Value Pre-Offering(1)	$647,620
Pro Forma Net Tangible Book Value Post-Offering(2)	$5,534,620

Shares issued and outstanding Pre-Offering assuming full conversion(3)	2,978,565
Pro Forma Post-Offering Shares Issued and Outstanding(4)	3,478,565

Historical Net Tangible Book Value Per Share Pre-Offering	$0.22
Increase per share attributable to new investors	$1.37
Pro Forma Net Tangible Book Value Per Share Post-Offering	$1.59
Dilution per share to new investors ($)	$8.41
Dilution per share to new investors (%)	84.09%

(1)	Historical net tangible book value pre-offering is based on the net tangible equity attributable to equity holders of the Company as of December 31, 2016. This consists of the total assets of the Company less its intangible assets, liabilities and the par value of its preferred stock (“Book Value”).
(2)	Pro forma net tangible book value post-offering equals the Company’s Book Value plus the expected net offering proceeds from the issuance of 500,000 shares of Groundfloor Common Stock from this offering circular.
(3)	Assumes conversion of all issued shares of Series Seed Preferred Stock and Series A Preferred Stock to Groundfloor Common Stock, conversion of all convertible debt securities issued by Groundfloor to Groundfloor Common Stock, vesting of all issued and outstanding Groundfloor Common Stock grants, and exercise of all warrants issued by Groundfloor outstanding as of January 18, 2018 (“Fully Diluted Shares”).
(4)	Includes the Company’s Fully Diluted Shares plus the expected issuance of 500,000 shares of Groundfloor Common Stock from this offering circular.

The following table compares the Offering Price of the Groundfloor Common Stock to the effective cash cost to officers, directors, promotors and affiliates.

	Shares Purchased		Total Consideration		Average Price Per Share
Assuming Shares Sold:	Number	Percentage	Amount	Percentage
Existing Groundfloor Stockholders (1)	34,667	6.0%	139,160	2.7%	$4.01
New Groundfloor Common Stockholders	500,000	94.0%	5,000,000	97.3%	$10.00
Total	534,667	100.0%	5,139,160	100.0%	$9.61

(1)	Assumes conversion of all issued shares of Series Seed Preferred Stock and Series A Preferred Stock to Groundfloor Common Stock, conversion of all convertible debt securities issued by Groundfloor to Groundfloor Common Stock, vesting of all issued and outstanding Groundfloor Common Stock grants, and exercise of all warrants issued by Groundfloor outstanding as of January 18, 2018 issued to officers, directors, promotors and affiliates in the last twelve (12) months.

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BUSINESS

Overview and Groundfloor Platform

We operate an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through our Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) and developers of the Projects (each, a “Developer”) can obtain financing. The intended focus of the lending program is the commercial market for lending to developers of residential and small commercial real estate projects owned and occupied by parties other than the Developer (or its Principal(s)). Proceeds from the Loans typically will be applied toward the Project’s acquisition and/or renovation or construction costs.

We were formed as a North Carolina limited liability company in January 2013 and converted to a North Carolina corporation in July 2013. Effective August 5, 2014, we changed our domiciliary state to Georgia and changed the company name to Groundfloor Finance Inc.

Our Business

The Company offers term financing for the acquisition and development of real estate projects in which we make a Loan to a real estate developer having a repayment term of six months to five years, at an annual fixed interest rate. Such term financing is used by each of the Company to provide real estate development investment opportunities to the public through the issuance and sale of Limited Recourse Obligations (“LROs”). Groundfloor Real Estate I, LLC (“GRE 1”) was created for the purpose of financing real estate in nine states but is no longer actively offering term financing and instead, its activities are limited to servicing existing Loans originated by GRE 1 when it was active. The proceeds of this Loan may be applied toward the Project’s acquisition and/or renovation or construction costs. We may also provide Loans (for projects that have completed construction) intended to refinance other term debt or equity. Where the loan is used to refinance other capital, it will function as bridge financing, it being understood that the Developer will obtain permanent financing at a later date. To date, we have only offered acquisition and construction financing on residential real estate projects. We anticipate that bridge financing arrangements will not differ materially from the terms of our acquisition and construction financing arrangements, except with respect to the maturity of the Loan. We expect bridge Loans to mature in three to five years.

The resulting Loans in all circumstances are secured by the underlying real estate assets owned by the Developer in connection with the particular Project. In most cases, our lien will be senior to the Developer’s other financing obligations. We confirm our lien position by conducting a title search of the property and obtaining title insurance on the property in connection with closing of the Loans, requiring the Developer to represent and warrant in the Loan Agreement that there are no other encumbrances on the property and through various diligence steps undertaken in the course of our underwriting process. If we are underwriting a second tier Loan, we may let the Developer provide us the results of a title search performed, and title insurance obtained, by the first lienholder within a month of the submitted Application in lieu of performing a separate title search and obtaining title insurance. Developers typically use cash generated from the sale of a completed project or leasing arrangements, cash which comes from the proceeds of take-out or permanent financing provided by another lender or, less commonly, cash on hand to make payments on the Loan.

The Loan Documents with each Developer will provide that such borrower’s obligations under the Loan are recourse, which means that, in the event of nonpayment, we may collect any outstanding amount owed for the debt from the Developer even after we have foreclosed on the collateral securing the debt. Even though the Loan obligations are recourse to the Developer, in most cases, the Developer’s assets are limited primarily to its interest in the related mortgaged property. Further, our remedies against the Developer may be limited by state law in certain jurisdictions. Since the Principals are not obligors under the Loan Documents, we are limited in seeking recourse for non-payment to the borrowing entity itself.

Borrower Members and Consideration of the Principal

We do not finance owner-occupied residential projects, nor do we make loans for any personal, family, or household purpose. All of our loans are commercial in nature. Although we only provide loans to legal entities (i.e., the Developer), due to the nature of the real estate development business and the smaller market segment we service, we nevertheless factor into our due diligence and underwriting process the background and experience of the individual(s) who own and operate the borrowing entity (i.e., the Principal(s)).

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The scope of our due diligence and underwriting process is not limited only to information about the borrowing entity, which may be very limited in nature. In addition to considering the specific information with respect to the borrower under the loan, we also consider the creditworthiness (through a review of FICO scores) and broader experience of the Principal. This includes the Principal’s industry experience beyond real estate development per se (such as activities as a real estate broker or as a general contractor of residential projects), as well as the real estate development activities undertaken by the Principal (through the borrower and any other legal entities used for real estate development activities).Irrespective of the history of the borrowing entity, doing so would fail to capture important information (both favorable and unfavorable) about the Principal and his/her other real estate development activities that we believe should be considered in our underwriting process. For instance, if we only looked at the history of the borrower, we may fail to discover that the Principal has filed for personal bankruptcy during the past 12 months, which would be an automatic disqualification under our underwriting procedures. In fact, we want to encourage high quality, well-seasoned real estate developers to seek financing through our Platform because their projects are less risky than those sponsored by inexperienced or unsuccessful developers. If our underwriting process failed to give credit to the Principals for their hard work and good performance, we might misjudge the risks associated with the project.

Application Process

The financing of a Project generally commences with a Principal of a Developer requesting financing through our Platform. He or she can go to a special landing page on our Platform where he or she may obtain a “Quick Rate Quote” by inputting certain project details into a web-based form. Based on this information, the Groundfloor Platform will provide an estimated interest rate, which represents the minimum interest rate we are prepared to offer. If the Principal is interested in pursuing a Loan through our Platform, he/she then registers with our Platform on behalf of the borrowing entity, agreeing to our Privacy Policy and Terms of Service. The Principal must then complete an on-line application (“Application”) on behalf of the borrowing entity so the Project will be assessed and the Loan underwritten prior to being listed on and offered through our Platform. Along with the Application, the borrowing entity must agree to a Master Services Agreement, which obligates it to supply truthful information to us in a timely fashion and outlines the process from Application intake to listing a Project on our Platform.

The Application generally requests the following information from the borrowing entity:

•	Background information about the borrowing entity, including:
o	name and address;
o	business organization type;
o	jurisdiction and date of formation (and number of years in business);
o	names, contact and background information of all Principals; and
o	whether the borrowing entity (or its Principals) has ever been subject to a bankruptcy, foreclosed on or involved in adverse litigation (including any formal action on a lien) with respect to any properties under its control.

•	Select historical and financial information about the borrowing entity, as well as experience and historical information about the Principal and other entities he or she operates:

•	Information about the Project, including:
o	legal address and a complete description of the property;
o	description of the project on an “as-completed basis” (meaning reflecting completion of the proposed repairs, renovations, enhancements, improvements and/or construction);
o	identity of any general contractors;
o	sources and uses, market data, blueprints, general contractor agreement, and project budget or Draw schedule;

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o	description of any environmental risks related to the property (fire, soil erosion, etc.);
o	description of insurance held on the property;
o	description of any existing debt or encumbrances on the property;
o	amount of cash on hand to cover overruns; and
o	proof of insurance, title, studies, assessments.

•	Details about the financing being requested, including:
o	type of Project (acquisition, acquisition/rehabilitation, new construction/development, refinance, etc.);
o	detail of existing capital in the Project, current revenue and primary source(s) of financing;
o	Loan amount and repayment terms requested;
o	estimation of the projected after repair value of the Project (and documentation to support that projection); and
o	projected start and completion dates and date funding is needed.

Developers must represent and warrant to us in the Loan Agreement that none of the disclosures, statements, projections, materials, assertions or other communications made by them or provided to us contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

Credit Risk and Valuation Assessment

Once the Loan Committee identifies the Projects that pass the preliminary assessment and thus meet our basic qualifications and financing requirements, the Loan Committee undertakes an assessment of each Project and the proposed terms of the underlying Loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that we will accept.

We use our proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan. In general:

Each letter grade corresponds to the minimum fixed interest rate we will offer to a borrower, subject to applicable law, with respect to a particular Project and the corresponding Loan. At this time, the standard annual fixed interest rates for each letter grade are as follows:

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The interest rates for a given letter grade represent the floor, or minimum amount, we will offer to a borrower with respect to a particular Loan, subject to applicable law. If permitted by law, we may agree with a borrower to increase the actual interest rate that will be paid for a particular Loan to make it more marketable and to help ensure that the Project receives funding. Under no circumstances will we decrease the interest rate charged for a Loan with a given letter grade unless otherwise required to do so by law. If a decrease is required by law, we may elect not to fund the Loan. If we do elect to proceed with the Loan at a lower interest rate, we will notify potential investors that the interest rate is lower than would typically be the case for a Loan of that quality.

The Grading Algorithm. Our Grading Algorithm, which was developed by our management team in consultation with outside advisors with respect to the general type of residential real estate projects we currently finance, involves application of a two-step proprietary mathematical formula. Generally, we assign a scale to each factor. The higher a Project rates with respect to a particular factor, the better the Loan scores. The higher the score, the lower the interest rate we will offer on the Loan.

Representing a quantifiable assessment of the risk profile of a given Project, the Grading Algorithm helps us compare the relative risks of certain quantifiable characteristics across properties. We use the Grading Algorithm to determine a proposed base-line interest rate which reflects the given risk profile of a Project when it is underwritten. The lower the risk profile, the lower the interest rate we will agree to with respect to a particular Loan.

The Grading Algorithm factors in the following indicators that take into account (i) the valuation and strength of a particular Project and (ii) the experience and risk profile of the Developer:

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Summary Financial Information

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2016 and December 31, 2015 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto. The condensed consolidated statements of operations data set forth below with respect to the six months ended June 30, 2017 and June 30, 2016 are derived from, and are qualified by reference to, the unaudited condensed consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

	For the six months ended June 30, 2017 (unaudited)	For the six months ended June 30, 2016 (unaudited)	Year Ended December 31, 2016	Year Ended December 31, 2015
Operating revenue:
Origination fees	$366,798	$67,903	$218,862	$29,837
Servicing fees	175,972	38,675	237,943	16,927
Total operating revenue	542,770	106,578	456,805	46,764
Net interest income (expense):
Interest income	1,114,627	160,161	901,234	106,223
Interest expense	(852,461)	(160,161)	(842,419)	(106,223)
Net interest income (expense)	262,166	-	58,815	-
Net revenue	804,936	106,578	515,620	46,764
Cost of revenue	(117,587)	(9,925)	(131,753)	(6,384)
Gross profit	687,349	96,652	383,867	40,380
Operating expenses:
General and administrative	463,718	718,373	1,083,200	548,232
Sales and customer support	666,163	347,488	826,289	188,742
Development	291,742	340,380	590,396	204,969
Regulatory	257,738	265,881	596,687	485,503
Marketing and promotions	669,464	442,648	983,812	560,054
Total operating expenses	2,348,825	2,114,770	4,080,384	1,987,500
Loss from operations	(1,661,476)	(2,018,117)	(3,696,517)	(1,947,120)
Interest expense	314,997	-	43,695	1,295
Net loss	$(1,976,473)	$(2,018,117)	$(3,740,212)	$(1,948,415)

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Our financial statements for the period ended December 31, 2016 include a going concern note from our auditors. Since our inception, we have financed our operations through debt and equity financings. We intend to continue financing our activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

CAPITALIZATION

The following tables reflect our capitalization as of June 30, 2017 (unaudited), December 31, 2016 (audited), and December 31, 2015 (audited). The tables are not adjusted to reflect any subsequent stock splits, stock dividends, recapitalizations or refinancings or the subsequent closings of any financings.

The historical data in the tables is derived from and should be read in conjunction with our financial statements included in this Offering Circular. You should also read this table in conjunction with the section entitled “Management Discussion and Analysis.”

	Amounts Outstanding as of June 30, 2017	Amounts Outstanding as of December 31, 2016	Amounts Outstanding as of December 31, 2015
Stockholders’ Deficit:
Common stock, no par value	$22,449	$22,449	$17,173
Preferred stock, no par value	7,571,526	7,571,526	7,571,526
Additional paid-in capital	547,161	527,073	422,423
Less: Stock subscription receivable	(560)	(560)	(560)
Accumulated deficit	(9,420,841)	(7,444,368)	(3,704,156)
Total stockholders’ equity	$(1,280,265)	$676,120	$4,306,406

Overview

We maintain and operate our Platform for use by us and our subsidiaries to provide real estate development investment opportunities to the public. We were originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2014. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2014, and converted into a North Carolina corporation on July 26, 2014. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of our common stock. Effective August 5, 2015, we changed our domiciliary state to Georgia under the name Groundfloor Finance Inc. The consolidated financial statements include the Company and our wholly-owned subsidiaries, Groundfloor Properties GA, LLC, Groundfloor Real Estate LLC, Groundfloor Holdings GA, LLC and Groundfloor Real Estate 1, LLC. Groundfloor GA did not commence principal operations until early 2015.

LRO Program

We began offering LROs through the Platform in September 2015 pursuant to an offering statement (File No. 024-10440) that was qualified on September 7, 2015. We subsequently qualified two additional offering statements: the second (File No. 024-10488) was qualified on October 29, 2015 and the third (File No. 024-10496) was qualified on December 15, 2015. Beginning in mid-January 2016, we began qualifying additional series of LROs through PQAs to the offering statement qualified on December 15, 2015. In May 2017, Groundfloor Real Estate 1, LLC (“GRE 1”), our wholly-owned subsidiary, began offering LROs through the Groundfloor Platform pursuant to an offering statement (File No. 024-10670) that was qualified that same month.

Status of LRO Offerings and Loan Originations for Groundfloor Finance Inc. (“GFI”)

The tables below outline, as of the date indicated below, the total number of series of LROs (and resulting aggregate sales proceeds) for GFI and GRE 1 that (i) have been sold, (ii) are in the process of being sold, and (iii) are in the process of being qualified. The table below also indicates the total number of series of LROs (and the resulting aggregate value) that GFI or GRE 1 have abandoned or that have been withdrawn (i.e., those series of LROs that were withdrawn and later qualified by a subsequent PQA).

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GFI OFFERINGS
As of: November 16, 2017	Total Number of Series of LROs	Aggregate Proceeds	Percentage of Total Loans Qualified[3]
Total Sold:	311	$38,205,500	73.1%
Total Being Sold:	18	$1,221,300	2.7%
Total Being Qualified:	—	—	—
Total Abandoned:	65	$9,267,968	19.7%
Total Withdrawn:	15	$2,162,360	4.6%

GRE 1 OFFERINGS
As of: November 16, 2017	Total Number of Series of LROs	Aggregate Proceeds	Percentage of Total Loans Qualified
Total Sold:	34	$5,917,500	97%
Total Being Sold:	—	—
Total Being Qualified:	—	—	—
Total Abandoned:	1	$451,000	3%
Total Withdrawn:	—	—	—

While this data reflects a high incidence of abandonment, we believe this was due primarily to the delay involved in our offering procedures in place before we made advances. Many borrowers have fixed closing dates for their real estate transactions. Prior to our ability to advance Loans, borrowers were forced to wait to receive financing until after the corresponding LROs were qualified and sold. This process took too long, so many borrowers were forced to withdraw and find alternate financing from other sources due to their internal deadlines. With the enactment of the loan advance program, however, we do not expect the rate of abandoned series to be as high in the future.

The tables below include information related to the status of Loans GFI and GRE 1 have issued under the LRO program (by letter grade) as of November 16, 2017. For these purposes, outstanding Loans are characterized as follows:

•	Repaid: Loans that have been paid either:

o	at or before maturity (through prepayment),

o	after the original maturity date (following extension, modification or other workout arrangement), or

o	after a fundamental default (where a portion of the principal amount of the Loan has been written off as uncollectable).

3 Please note that the “Percentage of Total Loans Qualified” calculations exclude LROs offered and sold pursuant to other exemptions from federal and state registration requirements, including Regulation D under the Securities Act.

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•	Unpaid: Includes Loans that are:

o	“current” (i.e., no events of default have occurred, all payment obligations have been met or none are yet triggered),

o	subject to “workout” (i.e., there has been one or more payment defaults on the Loan and GFI or GRE 1, as applicable, has negotiated a modification of the original terms that does not amount to a fundamental default) (see “Description of the Company’s Business—Project Funding and Payment of Expected Yield—Servicing and Collection of Loans” above for more information), or

o	subject to a “fundamental default” (i.e., where a loan has defaulted and there is a chance that GFI or GRE 1, as applicable, will not be able to collect 100% of the principal amount of the Loan by the Extended Payment Date of the corresponding LROs).

See also “Description of the Company’s Business—Project Funding and Payment of Expected Yield—Servicing and Collection of Loans.”

GFI – Loans Covered LROs by Letter Grade
	A	B	C	D	E	F	G
	(by thousands, unless otherwise indicated*)
Total Loans Offered and Originated
Amount Offered	$5,078	$11,680	$20,549	$11,373	$647	$97	$25
Loans Offered (#)*	35	94	145	81	5	1	1
Amount Originated	$3,053	$8,035	$14,941	$7,249	$309	$97	$25
Loans Originated (#)*	32	78	121	74	3	1	1

Total Loans Currently Repaid
Amount Paid at or Before Maturity	$1,669	$4,217	$5,182	$3,890	$210	$0	$0
Loans Paid at or Before Maturity (#)*	18	39	48	33	2	0	0
Amount Paid Following Workout	$169	$967	$2,717	$489	$99	$0	$25
Loans Paid Following Workout (#)*	3	8	15	6	1	0	1
Amount Paid Following Fundamental Default	$68	$0	$0	$0	$0	$31	$0
Loans Paid Following Fundamental Default (#)*	1	0	0	0	0	1	0
Total Loans Currently Unpaid
Amount Current	$1,105	$2,333	$6,511	$3,201	$0	$0	$0
Loans Current (#)*	9	20	46	30	0	0	0
Amount in Workout	$20	$1,219	$1,732	$763	$0	$0	$0
Loans In Workout (#)*	1	11	12	5	0	0	0
Amount in Fundamental Default (still unpaid)	$0	$0	$0	$0	$0	$0	$0
Loans In Fundamental Default (#)*	0	0	0	0	0	0	0

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GRE 1 - Loans Covered LROs by Letter Grade
	A	B	C	D	E	F	G
	(by thousands, unless otherwise indicated*)
Total Loans Offered and Originated
Amount Offered	$548	$3,528	$2,111	$181	$0	$0	$0
Loans Offered (#)*	5	17	12	1	0	0	0
Amount Originated	$548	$3,528	$1,660	$181	$0	$0	$0
Loans Originated (#)*	5	17	11	1	0	0	0

Total Loans Currently Repaid
Amount Paid at or Before Maturity	$388	$449	$743	$0	$0	$0	$0
Loans Paid at or Before Maturity (#)*	3	4	4	0	0	0	0
Amount Paid Following Workout	$0	$494	$0	$0	$0	$0	$0
Loans Paid Following Workout (#)*	0	1	0	0	0	0	0
Amount Paid Following Fundamental Default	$0	$0	$0	$0	$0	$0	$0
Loans Paid Following Fundamental Default (#)*	0	0	0	0	0	0	0
Total Loans Currently Unpaid
Amount Current	$160	$2,585	$917	$181	$0	$0	$0
Loans Current (#)*	2	12	7	1	0	0	0
Amount in Workout	$0	$0	$0	$0	$0	$0	$0
Loans In Workout (#)*	0	0	0	0	0	0	0
Amount in Fundamental Default (still unpaid)	$0	$0	$0	$0	$0	$0	$0
Loans In Fundamental Default (#)*	0	0	0	0	0	0	0

Status of Loan Collection and Servicing under the LRO Program

GFI determined on February 1, 2017 that it would not be possible to collect 100% of the principal amount of 174 Timothy Drive, Dallas, GA 30132 by the Extended Payment Date of the corresponding LROs. This Loan (graded A, with an original principal amount of $90,000) was repaid and corresponding LRO Payments processed to investors, subject to a write off of $22,000 of principal and $7,385 of accrued interest. GFI informed investors who had purchased LROs corresponding to this Loan of the determination that this Loan was in fundamental default on February 3, 2017, and the LROs were repaid the same day. This loss resulted from unforeseen circumstances with the septic system engineering and a previously unknown encroachment issue, but is nevertheless in line with the normal risks of GFI’s business.

GFI determined on June 4, 2017 that it would not be possible to collect 100% of the principal amount of 4626 Brooks Street NE, Washington, DC 20019 by the Extended Payment Date of the corresponding LROs. GFI was in a second lien position and the first lienholder foreclosed on the property on August 1, 2017. GFI has exercised every remedy available to it, and was unable to recover the full principal amount or any interest outstanding. The total principal loss on this loan was $66,000.The risk of loss is in line with a second lien Loan graded F.

The tables below reflect information about the historical workout treatment of Loans covered by the LRO program (by letter grade) as of September 21, 2017. Collection procedures for Loans in default typically involve the pursuit of one or more remedies. For example, a loan may be extended for up to six months before determining it to be in fundamental default. The table below reflects the most extreme collection status of each particular Loan (i.e., the Loan that had been placed into fundamental default at the reporting date would not also be reflected as having been extended). See the discussion above as well as “Description of the Company’s Business—Project Funding and Payment of Expected Yield —Servicing and Collection of Loans” for a more detailed discussion of the characterization of Loans subject to workout.

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GFI
	Loan Grade
	A	B	C	D	E	F	G
	(by thousands, unless otherwise indicated*)
Loans Subjected to Workout
Amount Extended/Modified ($)	$279	$2,186	$4,449	$1,252	$99	$97	$25
Loans Extended/Modified(#)*	5	19	27	11	1	1	1
Amount Subjected to Interest Rate Reduction	$0	$105	$0	$0	$0	$0	$0
Loans Subject to Interest Rate Reduction (#)*	0	1	0	0	0	0	0

Loans Subjected to Fundamental Default
Amount Subjected to Fundamental Default (aggregate principal amount of Loans)	$90	$0	$0	$0	$0	$97	$0
Amount Written Off (aggregate principal amount unpaid)	$22	$0	$0	$0	$0	$66	$0
Loans Subject to Fundamental Default/Written Off (#)*	1	0	0	0	0	1	0
Investors Impacted by Fundamental Default*	144	0	0	0	0	177	0

GRE 1
	Loan Grade
	A	B	C	D	E	F	G
	(by thousands, unless otherwise indicated*)
Loans Subjected to Workout
Amount Extended/Modified ($)	$0	$494	$0	$0	$0	$0	$0
Loans Extended/Modified(#)*	0	1	0	0	0	0	0
Amount Subjected to Interest Rate Reduction	$0	$0	$0	$0	$0	$0	$0
Loans Subject to Interest Rate Reduction (#)*	0	0	0	0	0	0	0

Loans Subjected to Fundamental Default
Amount Subjected to Fundamental Default (aggregate principal amount of Loans)	$0	$0	$0	$0	$0	$0	$0
Amount Written Off (aggregate principal amount unpaid)	$0	$0	$0	$0	$0	$0	$0
Loans Subject to Fundamental Default/Written Off (#)*	0	0	0	0	0	0	0
Investors Impacted by Fundamental Default*	0	0	0	0	0	0	0

We believe that the number of Loans GFI and GRE 1 have originated to date is too small to see a grade distribution of Loans in workout that tracks the grade distribution of Loans originated on a risk adjusted basis. We expect to see a more normal distribution as loan volume increases. Grades are an assessment of risk of loss should a default occur, and cannot predict defaults resulting from idiosyncratic events.

Georgia Notes Program

Prior to September 2015, only Groundfloor Properties GA, LLC (“Groundfloor GA”), a wholly-owned subsidiary of GFI, had issued non-recourse, limited recourse notes, referred to herein as Georgia Notes, through GFI’s Platform. The Georgia Notes were offered and sold pursuant to the federal and state exemptions from registration set forth in Section 3(a)(11) of the Securities Act and the Invest Georgia Exemption, Rule 590-4-2-.08, respectively. Groundfloor GA has not issued any additional Georgia Notes since commencing the LRO program and do not intend to issue any additional Georgia Notes in the future. While similar in structure to the LRO program, the Georgia Notes program (as summarized below) operated under a different legal structure and documentation establishing rights and obligations distinct from those under the LRO Program described in this Offering Circular. As a result, comparisons to the LRO program may not be meaningful, and prospective investors in the series of LROs covered by this Offering Circular should not rely upon the past results of the Georgia Notes and corresponding real estate development projects as indications of the future performance of the LRO program or any Project related to a particular series of LROs thereunder.

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The Georgia Notes correspond to commercial loans to real estate developers of between $8,000 and $100,000, at interest rates that range between 6% and 20%, maturing six to 12 months from the date when each loan was made. Payment on each series of Georgia Notes is dependent upon Groundfloor GA’s receipt of payments on the corresponding loan, including principal and accrued interest. The borrower with respect to each loan is the developer that controls the real estate development project. These loans were applied toward a real estate project’s acquisition and/or renovation or construction costs. The real estate developer uses the loan proceeds to complete the real estate project, repaying principal and interest as a balloon payment at maturity. Once the loans are repaid, Groundfloor GA makes payments on the corresponding Georgia Notes. It is expected that investors in the Georgia Notes would profit solely from the interest earned on the Georgia Notes (which corresponds to the interest charged on the corresponding loan). Groundfloor GA takes a lien on the real estate underlying the project to secure each loan; however, investors in the corresponding series of Georgia Notes do not have any recourse against the real estate developer. The recourse against Groundfloor GA is limited to an amount equal to an investor’s pro rata share in value of the loan payments received by Groundfloor GA. Real estate developers are charged origination and servicing fees (ranging from 2% to 4% of the funds needed for the project), which may be included in the total amount of the loan. In addition, in certain circumstances, there are additional processing fees charged to the developer.

Status of Georgia Notes Offerings and Loan Originations

As of September 2015, Groundfloor GA had issued Georgia Notes totaling approximately $1,881,000, funding a total of 36 commercial loans for real estate development for an aggregate principal amount of $1,881,000. Loan sizes ranged from $8,000 to $100,000, with an average loan size of approximately $52,000.

The table below includes information related to the status of total amount of Loans Groundfloor GA has issued under the Georgia Notes program (by letter grade) as of September 21, 2017 (utilizing the same characterizations as outlined above).

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Loans Covered Georgia Notes by Letter Grade
	A	B	C	D	E	F	G
	(by thousands, unless otherwise indicated*)
Total Loans Originated
Amount Originated	$381	$470	$335	$190	$445	$60	$0
Loans Originated (#)*	7	10	7	2	9	1	0

Total Loans Currently Repaid
Amount Paid at or Before Maturity	$306	$322	$130	$190	$305	$60	$0
Loans Paid at or Before Maturity (#)*	6	7	4	2	6	1	0
Amount Paid Following Workout	$75	$113	$205	$0	$140	$0	$0
Loans Paid Following Workout (#)*	1	2	3	0	3	0	0
Amount Paid Following Fundamental Default	$0	$0	$0	$0	$0	$0	$0
Loans Paid Following Fundamental Default (#)*	0	0	0	0	0	0	0

Total Loans Currently Unpaid
Amount Current	$0	$0	$0	$0	$0	$0	$0
Loans Current (#)*	0	0	0	0	0	0	0
Amount in Workout	$0	$35	$0	$0	$0	$0	$0
Loans In Workout (#)*	0	1	0	0	0	0	0
Amount in Fundamental Default (still unpaid)	$0	$0	$0	$0	$0	$0	$0
Loans In Fundamental Default (#)*	0	0	0	0	0	0	0

Status of Loan Collection and Servicing under Georgia Notes Program

As indicated in the table above, as of November 16, 2017, of the 36 loans funded, 34 loans have been paid back in full, one loan has paid back with full principal and reduced interest, and one loan is currently outstanding. That loan went into default and has been modified and extended past the original maturity date. It is currently the subject of a title insurance claim with our title insurer, but has not gone into fundamental default. The title insurer is pursuing a court action to obtain title and/or damages on Groundfloor GA’s behalf, and is simultaneously pursuing a settlement with the borrower.

The table below reflects information about the historical workout treatment of loans covered by the Georgia Notes program (by letter grade) as of November 16, 2017 to the extent they are not written off. Groundfloor GA’s collection procedures for loans in default typically involve the pursuit of one or more remedies. For example, Groundfloor GA may extend a loan for up to six months before determining it to be in fundamental default. The table below reflects the most extreme collection status of each particular loan (i.e., the loan that had been placed into fundamental default at the reporting date would not also be reflected as having been extended). See our discussion above as well as “Description of the Company’s Business—Project Funding and Payment of Expected Yield —Servicing and Collection of Loans” for a more detailed discussion of our characterization of loans subject to workout.

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	Loan Grade
	A	B	C	D	E	F	G
	(by thousands, unless otherwise indicated*)
Loans Subjected to Workout
Amount Extended/Modified ($)	$75	$148	$205	$0	$140	$0	$0
Loans Extended/Modified(#)*	1	3	3	0	3	0	0
Amount Subjected to Interest Rate Reduction	$0	$0	$40	$0	$0	$0	$0
Loans Subject to Interest Rate Reduction (#)*	0	0	1	0	0	0	0

Loans Subjected to Fundamental Default
Amount Subjected to Fundamental Default (aggregate principal amount of Loans)	$0	$0	$0	$0	$0	$0	$0
Amount Written Off (aggregate principal amount unpaid)	$0	$0	$0	$0	$0	$0	$0
Loans Subject to Fundamental Default/Written Off (#)*	0	0	0	0	0	0	0
Investors Impacted by Fundamental Default (#)*	0	0	0	0	0	0	0

Other than the defaults referenced above, Groundfloor GA is not aware of any adverse business developments that have occurred in the course of its operations.

Funding Loan Advances

To date, the Company has entered into two financial arrangements designed to facilitate Loan advances.

In November 2016, the Company entered into the Revolver credit facility to fund Loan advances (as defined below). The terms of the credit facility are as follows: Interest accrues at the greater of 10.0% per annum or the weighted average annual interest rate of the Loans then held by Holdings (as defined below) which have been originated with proceeds from the credit facility. The revolving credit facility was originally limited to $1,500,000 with an option to increase the limit to $15,000,000 (under certain circumstances). The term of the credit facility is one year, and is extendable for up to two additional years. The Company has given a corporate guaranty to Revolver as additional support for the credit facility. Revolver will also have a lien on the general assets of Holdings—which is made up exclusively of Loans that Holdings has originated. However, only Holdings, and its successors and assigns, are identified as a secured party in any documentation used to secure the advanced Loans. At no point will Holdings hold (or provide Revolver a securities interest in) any Loan for which LROs have been issued.

When Holdings is not able to draw sufficient funds from this credit facility fast enough, the Company may elect to provide Holdings with a short term, non-interest bearing, full recourse loan using its operational capital to fund advances.

On January 11, 2017, we entered into the ISB Note for a principal sum of $1,000,000, which was subsequently increased to $2,000,000, for the purpose of using the proceeds for our loan advance program, but may use the proceeds for other purposes in our sole discretion.

Financial Position and Operating History

In connection with their audit for the years ended December 31, 2016 and December 31, 2015, our auditors raised substantial doubt about our ability to continue as a going concern due to our losses and cash outflows from operations. To strengthen our financial position, we have continued to raise additional funds through convertible debt and equity offerings.

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We have a limited operating history and have incurred a net loss since our inception. Our net loss was $3,740,212 for the year ended December 31, 2016. To date, we have earned limited revenues from origination and servicing fees charged to borrowers in connection with the loans made by the Company and its wholly-owned subsidiaries GRE 1 and Groundfloor GA corresponding to the LROs and Georgia Notes. We have funded our operations primarily with proceeds from our convertible debt and preferred stock issuances, which are described below under “Liquidity and Capital Resources”. Over time, we expect that the number of borrowers and lenders, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

The proceeds from the sale of LROs described in this Offering Circular will not be used to directly finance our operations. We will use the proceeds from sales of LROs exclusively to originate the Loans that correspond to the corresponding series of LROs sold to investors. However, we collect origination and servicing fees on Loans we are able to make to Developers, which we recognize as revenue. The more Loans we are able to fund through the proceeds of our offerings, the more fee revenue we will make. With increased fee revenue, our financial condition will improve. However, we do not anticipate this increased fee revenue to be able to support our operations through the next twelve months.

Our operating plan calls for a continuation of the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur before 2018. Our operating plan calls for significant investments in website development, security, investor sourcing, loan processing and marketing, and for several rounds of equity financing before we reach profitability. We completed our Series A Financing in December 2015, through which we raised an aggregate of approximately $5,000,000 (including the cancellation of the 2015 Bridge Notes (as defined below)), and we have raised an aggregate of $825,000 as of September 21, 2017 through our 2017 Note Financing, in order to fund operations over the next six months. See “Liquidity and Capital Resources” below.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included elsewhere in this Offering Circular.

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight line basis over the project’s estimated useful life, generally three years. Capitalized internal use software development costs consist of fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of our website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Share Based Compensation

We account for share-based compensation using the fair value method of accounting which requires all such compensation to employees, including the grant of employee stock options, to be recognized in the income statement based on its fair value at the measurement date (generally the grant date). The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

Nonaccrual and Past Due Loans

Interest income is accrued on the outstanding principal balance. The accrual of interest on the loans and corresponding Georgia Notes or LROs is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due, unless the loan is well secured and in the process of collection. Interest income and interest expense on loans and the corresponding Georgia Notes or LROs are discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. The Loans and corresponding Georgia Notes or LROs are charged off to the extent principal or interest is deemed uncollectible. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. All interest accrued, but not collected for Loans and Georgia Notes or LROs that are placed on nonaccrual or charged off, are reversed against interest income and interest expense, respectively.  Interest income on nonaccrual loans is applied against principal until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual loans and all loans in fundamental default. If a loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

 Provision for Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

Results of Operations

Fiscal Year Ended December 31, 2016 and 2015

	For the year ended December 31, 2016	For the year ended December 31, 2015
Non-interest revenue:
Origination fees	$218,862	$29,837
Servicing fees	237,943	16,927
Total operating revenue	456,805	46,764
Net interest income (expense):
Interest income	901,234	106,223
Interest expense	(842,419)	(106,223)
Net interest income (expense)	58,815	-
Net revenue	515,620	46,764
Cost of revenue	(131,753)	(6,384)
Gross profit	383,867	40,380
Operating expenses:
General and administrative	1,083,200	548,232
Sales and customer support	826,289	188,742
Development	590,396	204,969
Regulatory	596,687	485,503
Marketing and promotions	983,812	560,054
Total operating expenses	4,080,384	1,987,500
Loss from operations	(3,696,517)	(1,947,120)
Interest expense	43,695	1,295
Net loss	$(3,740,212)	$(1,948,415)

Net Revenue

Net revenue for the years ended December 31, 2016 and 2015 was $515,620 and $46,764, respectively. We began principal operations in early March of 2014. Groundfloor GA facilitated 14 and 22 developer loans in Georgia during the years ended December 31, 2016 and 2015 and the Company facilitated 148 and 23 developer loans as part of its multistate operations during the years ended December 31, 2016 and 2015, respectively. Revenue was earned from origination and servicing fees related to these loans. These fees are determined by the term and credit risk of the developer loan and, as of December 31, 2016, ranged from 4% to 6% of the issued principal balances. The fees are deducted from the loan proceeds at the time of issuance. We expect net revenue to increase as our loan application and processing volume increases. Additionally, we incurred net interest income as loans were warehoused on the Revolver.

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Gross Profit

Gross profit for the years ended December 31, 2016 and 2015 was $383,867 and $40,380, respectively. The increase in gross profit was due to $343,487 in additional net revenue, offset by an increase in cost of revenue of $125,369. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. We expect gross profit to increase as our loan application and processing volume increases.

General and Administrative Expense

General and administrative expense consists primarily of employee compensation expenses, professional fees, consulting fees and depreciation and amortization expenses. General and administrative expenses for the years ended December 31, 2016 and 2015 were $1,083,200 and $548,232, respectively, an increase of $534,968 or 97.6%. The increase was primarily due to compensation expenses related to the additional employees added throughout the year, increased accounting and auditing professional fees and increased consulting fees. We expect that general and administrative expenses will continue to increase due to the planned investment in business infrastructure required to support our growth.

Sales and Customer Support

Sales and customer support expense consists primarily of employee compensation expenses. Sales and customer support expenses for the years ended December 31, 2016 and 2015 were $826,289 and $188,742, respectively, an increase of $637,547 or 337.8%. The increase was primarily due to an increase in compensation, travel and consulting expenses. We expect that sales and customer support expenses will continue to increase due to the planned investment in developer acquisition and customer support required to support our growth.

Development Expense

Development expense consists primarily of employee compensation expenses and the cost of subcontractors who work on the development and maintenance of our website and lending platform. Development expenses for the years ended December 31, 2016 and 2015 were $590,396 and $204,969, respectively, an increase of $385,427 or 188.0%. The increase was primarily due to increases in compensation and subcontractor expenses. We expect that development expenses will continue to increase due to the planned investments in our website and lending platform required to support our technology infrastructure as we grow.

Regulatory Expense

Regulatory expense consists primarily of legal fees and compensation expenses required to maintain SEC and other regulatory compliance. Regulatory expenses for the years ended December 31, 2016 and 2015 were $596,687 and $485,503, respectively, an increase of $111,184 or 22.9%. The increase was primarily due to an increase in legal fees. We expect regulatory expenses will increase due to the additional expenses related to qualifying our offerings with the SEC, including our intended transition to Tier 2 under Regulation A, which will require compliance with ongoing SEC reporting requirements and certain filing fees with applicable state regulatory authorities.

Marketing and Promotions Expense

Marketing and promotions expense consists primarily of consulting expense, compensation expenses as well as promotional and advertising expenses. Marketing and promotions expense for the years ended December 31, 2016 and 2015 were $983,812 and $560,054, respectively, an increase of $423,758 or 75.7%. The increase was primarily due to an increase in advertising and promotions of $251,478. We expect that marketing and promotions expenses will continue to increase due to the planned investment in investor and developer acquisition activities required to support our growth.

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Interest Expense

Interest expense for the year ended December 31, 2016 and 2015 was $43,695 and $1,295, respectively, an increase of $36,445. The company incurred $43,695 in interest expense warehousing loans on the Revolver.

Net Loss

Net loss for the years ended December 31, 2016 and 2015 was $3,740,212 and $1,948,415, respectively, a net loss increase of $1,791,797 or 92.0%. Operating expenses consist primarily of compensation expenses, legal fees, consulting and subcontractor costs as well as promotional expenses. Operating expenses for the years ended December 31, 2016 and 2015 were $4,080,384 and $1,987,500, respectively, an increase of $2,092,084 or 105.3%. The increase was primarily due to higher compensation costs as we added more staff to support business growth, increased consulting expense related to marketing operations, increased professional services fees, increased promotional expenses and increased software development expenses which were offset by a decrease in regulatory expenses.

Six-Month Period Ended June 30, 2017 and 2016

	For the six months ended June 30, 2017 (unaudited)	For the six months ended June 30, 2016 (unaudited)
Non-interest revenue:
Origination fees	$366,798	$67,903
Loan servicing revenue	175,972	38,675
Total non-interest revenue	542,770	106,578
Net interest income:
Interest income	1,114,627	160,161
Interest expense	(852,461)	(160,161)
Net interest income	262,166	-
Net revenue	804,936	106,578
Cost of revenue	(117,587)	(9,925)
Gross profit	687,349	96,653
Operating expenses:
General and administrative	463,718	718,373
Sales and customer support	666,163	347,488
Development	291,742	340,380
Regulatory	257,738	265,881
Marketing and promotions	669,464	442,648
Total operating expenses	2,348,825	2,114,770
Loss from operations	(1,661,476)	(2,018,117)
Interest expense	314,997	-
Net loss	$(1,976,473)	$(2,018,117)

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Net Revenue

Net revenue for the six months ended June 30, 2017 and 2016 was $804,936 and $106,578, respectively. The Company facilitated 309 and 119 developer loans during the six months ended June 30, 2017 and 2016, respectively. Revenue was earned from origination and servicing fees related to these loans. These fees are determined by the term and credit risk of the developer loan and, as of June 30, 2017, ranged from 4% to 6% of the issued principal balances. The fees are deducted from the loan proceeds at the time of issuance. We expect net revenue to increase as our loan application and processing volume increases. Additionally, we incurred net interest income as loans were warehoused on the Revolver.

Gross Profit

Gross profit for the six months ended June 30, 2017 and 2016 was $687,349 and $96,653, respectively. The increase in gross profit was due to $436,192 in additional non-interest revenue and $262,116 in additional net interest income, offset by an increase in cost of revenue of $107,662. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. We expect gross profit to increase as our loan application and processing volume increases.

General and Administrative Expense

General and administrative expense consists primarily of employee compensation expenses, professional fees, consulting fees and depreciation and amortization expenses. General and administrative expenses for the six months ended June 30, 2017 and 2016 was $463,718 and $718,373, respectively, a decrease of $254,655 or 54.9%. The decrease was primarily due to decreases in consulting fees, corporate legal fees, accounting and auditing professional fees, recruiting fees and relocation fees during the period. We expect general and administrative expenses will increase due to the planned investment in business infrastructure required to support our growth.

Sales and Customer Support

Sales and customer support expense consists primarily of employee compensation expenses. Sales and customer support expenses for the six months ended June 30, 2017 and 2016 was $666,163 and $347,488, respectively, an increase of $318,675 or 47.8%. The increase was primarily due to an increase in compensation, travel and consulting expenses. We expect sales and customer support expenses will continue to increase due to the planned investment in developer acquisition and customer support required to support our growth.

Development Expense

Development expense consists primarily of employee compensation expenses and the cost of subcontractors who work on the development and maintenance of our website and lending platform. Development expenses for the six months ended June 30, 2017 and 2016 was $291,742 and $340,380, respectively, a decrease of $48,638 or 16.7%. The decrease was primarily due to decreases in subcontractor expenses. We expect development expenses will increase due to the planned investments in our website and lending platform required to support our technology infrastructure as we grow.

Regulatory Expense

Regulatory expense consists primarily of legal fees and compensation expenses required to maintain SEC and other regulatory compliance. Regulatory expenses for the six months ended June 30, 2017 and 2016 was $257,738 and $265,881, respectively, a decrease of $8,143 or 3.2%. The decrease was primarily due to a decrease in legal fees. We expect regulatory expenses will increase due to the additional expenses related to qualifying our offerings with the SEC, including our intended transition to Tier 2 under Regulation A, which will require compliance with ongoing reporting requirements with the SEC and certain filing fees with applicable state regulatory authorities.

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Marketing and Promotions Expense

Marketing and promotions expense consists primarily of consulting expense, compensation expenses as well as promotional and advertising expenses. Marketing and promotions expense for the six months ended June 30, 2017 and 2016 was $669,464 and $442,648, respectively, an increase of $226,816 or 33.9%. The increase was primarily due to an increase in advertising and promotions of $200,781. We expect marketing and promotions expenses will continue to increase due to the planned investment in investor and developer acquisition activities required to support our growth.

Interest Expense

Interest expense for the six months ended June 30, 2017 and 2016 was $314,997 and $0, respectively, an increase of $314,997. The company incurred $226,610 in interest expense warehousing loans on the Revolver, incurred $40,986 in interest expense on the ISB Note and $12,817 in accrued interest on the Subordinated Convertible Notes (as defined below).

Net Loss

Net loss for the six months ended June 30, 2017 and 2016 was $1,976,473 and $2,018,117, respectively, a net loss decrease of $41,644 or 2.1%. Operating expenses consist primarily of compensation expenses, legal fees, consulting and subcontractor costs as well as promotional expenses. Operating expenses for the six months ended June 30, 2017 and 2016 were $2,348,825 and $2,114,770, respectively, an increase of $234,055 or 10.0%. The increase was primarily due to higher compensation costs as we added more staff to support business growth, increased consulting expense related to marketing operations, increased professional services fees, increased promotional expenses and increased software development expenses, which were offset by a decrease in corporate legal fees.

Liquidity and Capital Resources

The financial statements included in this Offering Circular have been prepared assuming that we will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

We incurred a net loss during the period ended June 30, 2017 and for the years ended December 31, 2016 and December 31, 2015, and have an accumulated deficit as of June 30, 2017 of $9,420,841. Since our inception, we have financed our operations through debt and equity financing from various sources. We are dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the six months ended June 30, 2017 (unaudited)	For the year ended December 31, 2016	For the year Ended December 31, 2015
Operating activities	$(1,894,654)	$(2,810,886)	$(2,145,543)
Investing activities	(6,070,583)	(12,746,215)	(787,147)
Financing activities	8,674,914	11,483,005	6,723,513
Net increase (decrease) in cash	$709,677	$(4,119,096)	$3,790,823

Net cash used in operating activities for the six months ended June 30, 2017 and 2016 was $1,894,654 and $1,603,147, respectively. Net cash used in operating activities funded salaries, expenses for contracted marketing, development and other professional service providers and expenses related to sales and marketing initiatives.

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Net cash used in investing activities for the six months ended June 30, 2017 and 2016 was $6,070,583 and $3,802,119, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash provided by financing activities for the six months ended June 30, 2017 and 2016 was $8,674,914 and $3,605,221, respectively. Net cash provided by financing activities primarily represents proceeds from the ISB Note and the Subordinated Convertible Notes, as defined below, and proceeds from the issuance of Georgia Notes and LROs to investors through the Groundfloor Platform, offset by repayments of Georgia Notes and LROs to investors.

Net cash used in operating activities for the years ended December 31, 2016 and December 31, 2015 was $2,810,886 and $2,145,543, respectively. Net cash used in operating activities funded salaries, expenses for contracted marketing, development and other professional service providers and expenses related to sales and marketing initiatives.

Net cash used in investing activities for the years ended December 31, 2016 and December 31, 2015 was $12,746,215 and $787,147, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash provided by financing activities for the years ended December 31, 2016 and December 31, 2015 was $11,483,005 and $6,723,513, respectively. Net cash provided by financing activities primarily represents proceeds from the Revolver and proceeds from the issuance of Georgia Notes and LROs to investors through the Groundfloor Platform, offset by repayments of Georgia Notes and LROs to investors.

We issued and sold 91,259 shares Series Seed Preferred Stock at an initial closing on December 5, 2014 (the “Series Seed Initial Closing”), for total proceeds of $475,000, pursuant to the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”), dated December 5, 2014 between us and the investors named therein (the “Series Seed Investors”). In addition, at the Series Seed Initial, the entire unpaid principal and interest outstanding under certain previously-issued convertible promissory notes converted into 276,391 additional shares of Series Seed Preferred Stock. We issued and sold an aggregate of 201,146 additional shares of Series Seed Preferred Stock, for total proceeds of $1,047,000, at subsequent closings on April 1, 2015, May 12, 2015 and August 31, 2015 (collectively, the “Series Seed Subsequent Closings” and together, with the Series Seed Initial Closing, the “Series Seed Financing”). Pursuant to the Series Seed Purchase Agreement, the Company sold each share of Series Seed Preferred Stock for $5.205 per share. In connection with the Series Seed Financing, we also entered into an Investors’ Rights Agreement with the Series Seed Investors and certain holders of our common stock, which was subsequently amended and restated in connection with the Series A Financing. The shares of Series Seed Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series Seed Financing terminated following the final Series Seed Subsequent Closing and we do not intend to sell any additional shares of Series Seed Preferred Stock.

During November 2015, we entered into promissory notes with investors for total proceeds of $250,000 (the “2015 Bridge Notes”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4,250,000. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for 37,561 shares of Series A Preferred Stock in connection with the Series A Initial Closing. The notes were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The 2015 Bridge Notes Financing terminated with the closing of the Series A Financing.

In addition, we issued and sold 709,812 shares of Series A Preferred Stock at an initial closing on November 24, 2015 and subsequent closings through December 2015, for total gross proceeds of approximately $4,748,705, pursuant to the Series A Preferred Stock Purchase Agreement. Pursuant to the Series A Purchase Agreement, the Company sold each share of Series A Preferred Stock for $6.69 per share. The shares of Series A Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series A Financing terminated in December 2015 and we do not intend to sell any additional shares of Series A Preferred Stock.

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On November 1, 2016, Holdings, the Company’s wholly-owned subsidiary, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital. The credit agreement (the “Credit Agreement”) provides for revolving loans up to a maximum aggregate principal amount of $1,500,000 (the “Revolving Credit Commitments”). The term of the Revolver was extended in October 2017 and will mature on October 31, 2018

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $1,500,000 to $2,500,000. On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $2,500,000 to $3,500,000. On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement, which increased the Revolving Credit Commitments thereunder from $3,500,000 to $4,500,000. The other terms of the credit facility remain unchanged.

As of December 31, 2016, the Company had $726,391 of available borrowings and $2,773,609 outstanding under the Revolver as presented within revolving credit facility on the consolidated balance sheets. As of December 31, 2016, the Company reflected $36,250 of deferred financing costs related to the Revolver as a reduction to the revolving credit facility on the consolidated balance sheets.

As of June 30, 2017, the Company had $1,136,981 of available borrowings and $3,363,019 outstanding under the Revolver as presented within revolving credit facility on the consolidated balance sheets. As of June 30, 2017, the Company reflected $20,833 of deferred financing costs related to the Revolver as a reduction to the revolving credit facility on the consolidated balance sheets.

On January 11, 2017, we entered into the ISB Note in favor of ISB for a principal sum of $1,000,000. We paid to ISB an origination fee of $10,000 concurrently with the funding by ISB of the principal of the ISB Note. We subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5,000 amendment fee, a second amendment increasing the principal amount outstanding to $2,000,000, and a third amendment further extending the repayment schedule among other terms described below in return for a $10,000 amendment fee.

The ISB Note incurs interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note must be repaid as follows: (i) $250,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2017, (ii) $250,000, plus any accrued but unpaid interest thereon, is due and payable on March 31, 2019, (iii) $500,000, plus any accrued but unpaid interest thereon, is due and payable on June 30, 2019, (iv) $250,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2019. As of the date hereof, the principal sum of $1,750,000 remains outstanding.

The ISB Note includes certain financial covenants related to the Company’s quarterly financial results and operating capital. The ISB Note is subject to customary event of default provisions. Upon the occurrence of any event of default, the interest rate under the ISB Note shall increase by 7%. As collateral security for the ISB Note, we granted to ISB a first priority security interest in all of its assets, subject to certain exceptions. Among other things, the security interest specifically excludes (i) any assets serving as collateral for the Company’s credit facility with Revolver Capital; (ii) any Loans for which a series of LROs has been issued, regardless of whether such Loans and corresponding series of LROs have been originated and issued by us or one of our subsidiaries; and (iii) the equity interest in any subsidiary formed by us for the sole purpose of issuing Loans and corresponding series of LROs.

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In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock.

From March 2017 to May 2017, we issued subordinated convertible notes (the “Subordinated Convertible Notes”) to investors for total proceeds of $825,000 (the “2017 Note Financing”). The Company anticipates issuing additional Subordinated Convertible Notes in one or more subsequent closings. The Company is presently renegotiating the terms of the Subordinated Convertible Notes with the holders of the Subordinated Convertible Notes. The Company desires entering into an amendment raising the principal amount of Subordinated Convertible Notes that may be sold to $1,500,000 and to allow the Subordinated Convertible Notes, at the option of the holder, to convert outstanding principal and accrued but unpaid interest into shares of the Company’s common stock at no more than a 25% discount. We expect to conclude these negotiations and execute the amendment before the end of 2017, but no assurances can be given that a sufficient percentage of the holders will agree to these or any other terms sought by the Company. The notes incur interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 27, 2018 or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a financing with gross proceeds of at least $8,000,000 (“Qualified Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of our stock issued in the financing at a price per share equal to 75% of the price per share of the financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and ISB Note.

We have incurred losses since our inception, and we expect we will continue to incur losses for the foreseeable future. We require cash to meet our operating expenses and for capital expenditures. To date, we have funded our cash requirements with proceeds from our convertible note and preferred stock issuances. We anticipate that we will continue to incur substantial net losses as we grow the Groundfloor Platform. In September 2017, we implemented the Salary Reduction Program in order to reduce our short-term expenses to manage upcoming liquidity needs of the Company. We do not have any committed external source of funds. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all.

Plan of Operation

Prior to September 2015, our operations were limited to issuing Georgia Notes solely in Georgia to Georgia residents pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified our first offering statement on Form 1-A covering seven separate series of LROs corresponding to the same number of Projects in eight states and the District of Columbia. Subsequently, we have not issued, and do not intend to issue in the future, any additional Georgia Notes. Since that time, we have qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1, our wholly-owned subsidiary. We have filed, and intend to continue to file, post-qualification amendments to this Offering Circular on a regular basis to include additional series of LROs. With this increased geographic footprint, we expect that the number of borrowers and corresponding investors, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

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As the volume of our loans and corresponding offerings increase, we plan to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur before 2018. Future equity or debt offerings by us will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability. We expect to hire more staff to support our expected growth in operations and to invest heavily in marketing throughout the next year.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

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MANAGEMENT

Name	Position	Age	Term of Office
Executive Officers:
Brian Dally	President and CEO, and Director	46	January 2013
Nick Bhargava	Executive Vice President, Legal and Regulatory, Acting Chief Financial Officer and Secretary	33	January 2013
Directors:
Bruce Boehm	Director (Independent)	64	December 2014
Nick Bhargava	Director	33	January 2013
Brian Dally	Director	46	January 2013
Sergei Kouzmine	Director	54	November 2015
Michael Olander, Jr.	Director	35	December 2014
Richard Tuley, Jr.	Director (Independent)	47	December 2014
Significant Employees:
Patrick Donoghue	Director of Lending Operations	43	March 2016
Richard Pulido	Senior Vice President and Head of Lending and Risk Management	57	December 2016
Chris Schmitt	Vice President of Software	43	February 2014

Business Experience

Nick Bhargava (33) is a co-founder of the Company, has served on our Board of Directors and as our Secretary since our inception. Mr. Bhargava was also named Executive Vice President, Legal and Regulatory in July 2014. Mr. Bhargava completed a Practicum with SciQuest Inc. from January 2012 to May 2012 where he was responsible for reviewing and editing the company’s federal securities filings and sales contracts. Previous to that, he served as a Regulatory Analyst for the Financial Services Roundtable from May 2011 to August 2011, where he reviewed and analyzed legislation and regulation, particularly the Dodd-Frank Wall Street Reform and Consumer Protection Act rulemakings. From May 2010 to August 2010, Mr. Bhargava served as an Honors Intern in Trading and Markets with the SEC, at which he was tasked with researching and analyzing the May 6, 2010 Flash Crash in addition to reviewing proposed rules, comments on proposed rules and SRO filings. As an Enforcement Intern with the Financial Industry Regulatory Authority from May 2009 to August 2009, Mr. Bhargava was responsible for developing enforcement actions against broker-dealers. Prior to these positions, Mr. Bhargava worked as a Trader for TD Waterhouse Inc. from September 2006 to February 2008 and had responsibility for taking and executing trade orders for equities and equity options for high value accounts. Mr. Bhargava received his LLM from Duke University School of Law in 2012, a JD from American University in 2011, and a BS in Biological Sciences and Business from University of Alberta in 2006.

Bruce Boehm (64) has served on our Board of Directors since December 2014. Mr. Boehm is an active angel investor in the Raleigh-Durham area and advisor to several specialty investment funds. During his career, he has been a director for more than 35 publicly and privately held companies. From 1992 to 1996, he created and directed the Masters of Engineering Management Project at the University of Canterbury in Christchurch, New Zealand. Prior to 1992, he was a General Partner of U.S. Venture Partners in Menlo Park, California, with responsibility for a portfolio of approximately 20 healthcare and technology investments. Prior to 1982, he was employed by several Silicon Valley and Route 128 companies as an engineer and project manager. Mr. Boehm received a BS from MIT in 1975 and a MS and MBA from Stanford University in 1982. Mr. Boehm qualifies as an independent director under the NASAA Statement of Policy Regarding Corporate Securities Definitions.

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Brian Dally (46) is a co-founder of the Company, has served on our Board of Directors and as our President and Chief Executive Officer since its inception. Prior to forming the Company, he served as the Senior Vice President and General Manager of Republic Wireless, a division of Bandwidth.com, from January 2010 to September 2012, where Mr. Dally led the successful formation and launch of the company’s mobile division, including managing over 60 individuals and achieving a $60 million revenue run-rate before the end of the first year of operation. From May 2008 to January 2009, Mr. Dally served as the Principal at Peripatetic Ventures Corp., a management consulting firm for high-growth technology company clients, where he assisted clients to develop partnerships to execute new product strategies and cultivate potential customer relationships in addition to conducting buyer needs research, analyzing competition, and crafting positioning and messaging. Mr. Dally has also held officer-level positions with Cecure Gaming LTD, a consumer poker and casino games service for mobile phones, and Motricity Inc., a mobile platform for entertainment and applications. Mr. Dally received a JD from Harvard Law School in June 1999, a MBA from Harvard Business School in 1999, and a BA in Political & Social Thought from the University of Virginia in 1993.

Patrick Donoghue (43) has served as Groundfloor Finance’s Director of Lending Operations since March 2016, previously serving in this role on a contract basis. Prior to this, Mr. Donoghue served as Senior Associate for RevitaLending from May 2015 to January 2016, where he worked to optimize the firm’s capital market structure and proliferate the loan growth model. Previously serving as Vice President of Wholesale Operations for ACC Mortgage from Mary 2014 until Mary 2015, Mr. Donoghue managed the entire loan process for a significant broker channel reviewing and funding private money loan transactions. Mr. Donoghue has been active in the private lending space since 2006 underwriting, originating and servicing private money loans. Prior to this, Mr. Donoghue served as production manager and originator for various mortgage companies and began his career as a Branch Manager for the United States Senate FCU. Mr. Donoghue graduated from Edinboro University of Pennsylvania with a B.A. in Psychology in 1997.

Sergei Kouzmine (54) has served on our Board of Directors since November 2015. Mr. Kouzmine is an experienced entrepreneur, executive, and venture capitalist, founding over 10 companies in the banking, retail, and entertainment industries. During the 1990s, Mr. Kouzmine worked at Russia's Center for Financial Technologies, where he developed a Russian payment network system based on smart-card technology. Mr. Kouzmine has also held senior management positions at Invest AG, Finstar Financial Group, and Evraz Group, Russia's largest steel manufacturer. Mr. Kouzmine is the founder and managing partner of qWave Capital, a venture fund investing in emerging technologies. Mr. Kouzmine received an MS in physics from Novosibirsk State University, an MBA from the University of Chicago, Booth School of Business, and a PhD in nuclear physics from the Institute of Nuclear Physics in Russia.

Michael Olander Jr. (34) has served on our Board of Directors since December 2014. Since its inception in 2005, Mr. Olander has served as CEO, in addition to being the sole member and manager, of MDO Holdings, LLC, a diversified holding company that operates three core subsidiaries: MDO2 Fitness, LLC owns and operates 28 health clubs under the names O2 Fitness and East Shore Athletic Clubs; MOREI, LLC and its affiliates own in excess of 250,000 square feet of commercial real estate; and MDO Ventures JS, LLC is an investment company with over a dozen companies currently funded. Mr. Olander sits on the board of five companies funded by MDO Ventures and serves as an advisor to two more. He earned his Bachelor of Arts in Business Administration from the College of Charleston in 2004.

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Richard Pulido (57) has served as our Senior Vice President and Head of Lending and Risk Management since December of 2016. Prior to joining the Company, he had a 27year career with Prudential Financial in commercial real estate investment spanning asset management, development, portfolio management and capital markets assignments. Mr. Pulido’s last assignment was building a Secondary Market unit to address demand for floating rate mortgage product. Starting the group in 2013, he built an approximately $1 billion book by December 2015. Between 1996 and 2012, Mr. Pulido was in the Debt Asset Management team, including 12 years as National Head of Special Servicing. Mr. Pulido successfully led the team through the credit cycle, at one point tripling head count and office count to properly address portfolio issues. During this period, he also expanded the group’s scope beyond life company assets to include CMBS, Agency and thirdparty accounts. Concurrent with his special servicing responsibilities, for several years Mr. Pulido also led the Portfolio Management team responsible for quality rating and valuing the commercial mortgage portfolio. Additional achievements included implementing the engagement of an offshore vendor to provide supporting analytical work and defending the proprietary credit rating model to regulators, auditors and rating agencies. Mr. Pulido had previous assignments in equity asset management and development in Los Angeles and Chicago, where he began his Prudential career. Prior to his real estate career, Mr. Pulido was a Systems Engineer with Northrop Corp. in California. Mr. Pulido received his MBA from The University of Chicago Booth School of Business in 1988 and his BS in System Science and Mathematics from the University of California, Los Angeles in 1983.

Chris Schmitt (43) has served as our Vice President of Software since February of 2014, previously serving as our lead developer on a contract basis. Prior to joining the Company, he served as Senior Program Manager for Bandwidth.com beginning in January 2012, where he lead multiple teams in efforts to coordinate the release of products, created and implemented a new Beta program to improve product quality, and worked with senior management to define tasks and priorities for his teams. Mr. Schmitt served as the IT Manager of Bandwidth.com from September 2011 to January 2012, and in this role he managed a group of five developers on day-to-day operations of building and maintaining the website and back office and launch night of republic wireless including a massive scaling effort on Amazon’s EC2 services to handle peak web traffic. As Senior Developer for Bandwidth.com from October 2010 to September 2011, Mr. Schmitt’s responsibilities included organizing and acting as the team lead for the Broadband division. Also in this role, he took the division from an excel-based back office to an online back office through multiple integration, rebuilt the online customer portal with many enhanced features and reconstructed the back end to make it more scalable to meet future demand, and built a distributed ping-based product leveraging Amazon EC2 services from multiple regions to compete with other industry participants. Mr. Schmitt served as Senior Database Administrator for Credit Suisse from August 2009 to October 2010, where he acted as a primary database administrator for over 100 servers and worked with support groups to help improve communication and processes. Mr. Schmitt also operated his own consulting firm, TreadPath Software, LLC, from August 2007 to October 2010. Mr. Schmitt received a BA in Computer Information Systems from Roger Williams University in 1997.

Richard (“Rick”) Tuley Jr. (47) has served on our Board of Directors since December 2014. Mr. Tuley is an experienced real estate entrepreneur and business operator. He currently serves as the managing broker of Richard Tuley Realty, Inc., a real estate brokerage firm specializing in residential and commercial investment sales and property management which was founded in 1982. Mr. Tuley has been a licensed broker since 1992 and assumed full firm management in 2009. In addition, Mr. Tuley serves as President of Destiny Development Corporation, a Georgia-based general contracting firm founded in 2001. Destiny specializes in upscale custom and speculative residential construction and remodeling. Mr. Tuley is responsible for firm strategy, securing mortgage capital and making investment decisions. He is a third-generation home builder, whose father founded two home building companies in Atlanta, Georgia. Mr. Tuley has over 25 years of experience in new home construction, lot and land development for multiple Fortune 500 companies, retail development, residential redevelopment, property management and long-term investing. Mr. Tuley is also an angel investor. He previously worked for the real estate team within Ernst & Young's entrepreneurial services group. He was also a senior associate in Leveraged Finance and the Financial Sponsors Coverage groups at UBS and a principal with Katalyst Venture Partners in New York. Between real estate and Wall Street, Mr. Tuley has been involved in well over $1 billion in transactions during his career. Mr. Tuley earned his undergraduate degree from Georgia Tech in 1992 and his MBA from Harvard Business School in 1999. Mr. Tuley qualifies as an independent director under the NASAA Statement of Policy Regarding Corporate Securities Definitions (collectively with Mr. Boehm, the “Independent Directors”).

Involvement in Certain Legal Proceedings

We are not a party to any litigation, other than judicial forclosure proceedings as part of our normal course of business.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of our executive officers for the 2017 fiscal year was as follows:

Name	Cash compensation	Other compensation	Total compensation
Brian Dally	$166,000	N/A	$166,000
Nick Bhargava	$100,000	N/A	$100,000

As of the date of this Offering Circular, the Company has not compensated its outside directors for their service on our Board of Directors. Notwithstanding the foregoing sentence, Bruce Boehm and Richard Tuley, Jr. were each granted options to purchase 8,000 shares of Groundfloor Finance common stock as compensation for their service on the Board of Directors during 2015. If exercised, such options will not represent five or more percent of any class of securities. The option grants to Bruce Boehm and Richard Tuley, Jr. solely serve as service compensation and is customary for companies in our industry in order to attract and retain qualified directors. In the future, we may implement an outside director compensation program that includes grants of cash and/or equity-based awards.

Employment Agreements

Except as described below, we have entered into employment agreements with each of our officers and significant employees in the form of offer letters. Each offer letter provides for “at will” employment and sets forth the compensation arrangements for the officer. The offer letters do not provide for any arrangements for payments or benefits upon termination of employment in specified circumstances, including following a change in control.

Employment Agreement with Brian Dally, President and CEO

We entered into an Executive Employment Agreement with Brian Dally on November 14, 2014. The initial term of the agreement extends to December 31, 2017 and will automatically renew on a year-to-year basis thereafter unless otherwise terminated as provided therein. The agreement provides that Mr. Dally will receive a base salary, which is currently $166,000. The agreement also provides that, on or immediately after the three-month anniversary of the closing of such an equity financing, our Compensation Committee shall consider the establishment of an incentive bonus in which Mr. Dally will be eligible to participate. Mr. Dally is entitled to up to 25 business days of paid time off in each full calendar year and to receive reimbursement for all of his reasonable business expenses incurred in performing his services to us pursuant to the agreement. The agreement also provides that Mr. Dally will be entitled to severance of 12 months of his annual base salary following a Termination Without Cause or Resignation with Good Reason (each as defined in the agreement) in addition to any base salary owed through the effective date of such termination, payment for accrued unused PTO, any bonus to which Mr. Dally is entitled for a preceding period but unpaid as of the date of termination, and continued participation in Groundfloor benefit plans for 12 months. In consideration for us entering into the agreement, Mr. Dally agreed to be bound by certain non-competition and non-solicitation/interference/non-disparagement provisions during the term of the agreement and for 12 months following his termination.

In September 2017, we implemented the Salary Reduction Program. In connection with this program, Mr. Dally’s base salary was reduced to $1,972 per month. Mr. Dally will be eligible for a bonus and salary adjustment following the completion of an equity financing by the Company of at least $3,000,000 in aggregate gross proceeds (excluding conversion of any outstanding indebtedness) in amounts to be determined by our Board of Directors.

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Employment Agreement with Nick Bhargava, Executive Vice President, Legal and Regulatory

We entered into an Executive Employment Agreement with Nick Bhargava on November 14, 2014. The initial term of the agreement extends to December 31, 2017 and will automatically renew on a year-to-year basis thereafter unless otherwise terminated as provided therein. The agreement provides that Mr. Bhargava will receive a base salary, which is currently $100,000. The agreement also provides that, on or immediately after the three-month anniversary of the closing of such an equity financing, our Compensation Committee shall consider the establishment of an incentive bonus in which Mr. Bhargava will be eligible to participate. Mr. Bhargava is entitled to up to 25 business days of paid time off in each full calendar year and to receive reimbursement for all of his reasonable business expenses incurred in performing his services to us pursuant to the agreement. The agreement also provides that Mr. Bhargava will be entitled to severance of 12 months of his annual base salary following a Termination Without Cause or Resignation with Good Reason (each as defined in the agreement) in addition to any base salary owed through the effective date of such termination, payment for accrued unused PTO, any bonus to which Mr. Bhargava is entitled for a preceding period but unpaid as of the date of termination, and continued participation in Groundfloor benefit plans for 12 months. In consideration for us entering into the agreement, Mr. Bhargava agreed to be bound by certain non-competition and non-solicitation/interference/non-disparagement provisions during the term of the agreement and for 12 months following his termination.

In connection with the Salary Reduction Program, Mr. Bhargava’s base salary was reduced to $1,972 per month. Mr. Bhargava will be eligible for a bonus and salary adjustment following the completion of an equity financing by the Company of at least $3,000,000 in aggregate gross proceeds (excluding conversion of any outstanding indebtedness) in amounts to be determined by our Board of Directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The table below sets forth information as of January 18, 2018 with respect to ownership of our common stock (on the basis of total shares outstanding as well as with respect to shares deemed to be beneficially owned, including shares issuable upon exercise of outstanding stock options and upon conversion of outstanding preferred stock) and of our preferred stock (on the basis of each individual series as well as total shares outstanding) by (i) each of our executive officers for fiscal year 2016 who beneficially owns 10% or more of the outstanding shares of any class of capital stock, (ii) each person or entity who beneficially owns 10% or more of the outstanding shares of each class (or series within a class) of capital stock, and (iii) all of our current directors and executive officers as a group. Except as otherwise noted, the mailing address for each shareholder is 75 Fifth Street, NW, Suite 2170, c/o Groundfloor Finance Inc., Atlanta, GA 30308. All of the outstanding stock options have been issued pursuant to the Groundfloor Finance Inc. 2013 Stock Option Plan (the “2013 Plan”). Except for options granted pursuant to this stock option plan and the preemptive rights under the Investors’ Rights Agreement (as defined below), no options, warrants or other rights to purchase our securities are held by any person.

	Common Stock						Preferred Stock
Name and Address of Beneficial Owner	Outstanding Shares		% of Class(1)	Total Beneficially Owned Shares(2)		% of Class(3)	Shares of Series Seed(4)		% of Series Seed(5)	Shares of Series A(4)		% of Series(6)	Preferred Outstanding	% of Class
Brian Dally	550,000	(7)	48.6%	550,000		28.5%	—		—	—		—	—	—
Nick Bhargava	450,000	(8)	39.7%	450,000		23.3%	—		—	—		—	—	—
Sergei Kouzmine(9)	—		—	635,277		32.9%	—		—	635,277		85.0%	635,277	48.3%
Michael Olander(10)	—		—	102,134	(11)	5.3%	90,384	(12)	15.9%	3,750		*	94,134	7.2%
Directors and Executive Officers as a Group (6 persons)	1,000,000		88.3%	1,800,270	(13)	93.1%	129,738	(14)	22.8%	646,532	(15)	86.5%	776,270	59.0%

* Represents less than 1%.

(1)	Based upon 1,132,406 shares of common stock outstanding on January 18, 2018.

(2)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who resides in the home of such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days of January 18, 2018 under outstanding stock options or convertible shares of preferred stock.

(3)	Based upon 1,132,406 shares of common stock outstanding on January 18, 2018 in addition to 790,164 shares beneficially owned by our directors and officers, including 13,894 shares subject to options exercisable within 60 days of January 18, 2018 and 776,270 convertible shares of preferred stock deemed outstanding for the purposes of this calculation.

(4)	Pursuant to our Second Amended and Restated Certificate of Incorporation (the “Certificate”), shares of Series Seed and Series A Preferred Stock are convertible into common stock at the option of the holder, currently on a one-to-one basis (subject to adjustment pursuant to weighted average price protection anti-dilution provisions set forth in the Certificate). Pursuant to the Investors’ Rights Agreement, each Series Seed Investor and Series A Investor (each as defined below) has a right of first refusal to purchase such holder’s pro rata share of any equity securities, or rights, options or warrants to purchase such equity securities, or securities convertible or exchangeable into such equity securities, offered by the Company in the future subject to certain customary exceptions.

(5)	Based upon 568,796 shares of Series Seed Preferred Stock outstanding on January 18, 2018.

(6)	Based upon 747,373 shares of Series A Preferred Stock outstanding on January 18, 2018.

(7)	Mr. Dally was granted 550,000 “founder” shares of common stock on August 6, 2013. On August 30, 2013, Mr. Dally entered into a Stock Repurchase Agreement and subjected his 550,000 shares of common stock to restrictions on transfer and an option to purchase in favor of the Company. As of January 18, 2018, Mr. Dally’s shares of common stock are fully vested and no longer subject to the restrictions or option under the Stock Repurchase Agreement.

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(8)	Mr. Bhargava was granted 450,000 “founder” shares of common stock on August 6, 2013. On August 30, 2013, Mr. Bhargava entered into a Stock Repurchase Agreement and subjected his 450,000 shares of common stock to restrictions on transfer and an option to purchase in favor of the Company. As of January 18, 2018, Mr. Bhargava’s share of common stock are fully vested and no longer subject to the restrictions or option under the Stock Repurchase Agreement.

(9)	Includes shares held by FinTech Ventures Fund, LLLP (“FinTech Ventures”), for which Mr. Kouzmine holds voting and dispositive power through FinTech Ventures’ general partner, qWave Capital LLC. The address for FinTech Ventures is 3445 Stratford Road, Suite 3902, Atlanta, Georgia 30326.

(10)	Includes shares held by MDO Ventures JS LLC (“MDO Ventures”), for which Mr. Olander holds voting and dispositive power. The address for MDO Ventures is 135 E. Martin Street, Suite 201, Raleigh, North Carolina 27601.

(11)	Includes 8,000 shares subject to options exercisable within 60 days of January 18, 2018.

(12)	The average price paid by MDO Ventures per share of Series Seed Preferred Stock was $4.51.

(13)	Includes 24,000 shares subject to options exercisable within 60 days of January 18, 2018.

(14)	In addition to the shares beneficially owned by Mr. Olander, includes 28,691 shares held by Mr. Boehm’s spouse, who has sole voting and investment power with respect to such shares, and 10,663 shares held by Richard Tuley Realty, Inc., for which Mr. Tuley holds voting and dispositive power. The address for Richard Tuley Realty, Inc. is 3745 Cherokee St. NW, Suite 605, Kennesaw, Georgia 30144.

(15)	In addition to the shares beneficially owned by Messrs. Olander and Kouzmine, includes 3,754 shares held by Mr. Boehm’s spouse, who has sole voting and investment power with respect to such shares, and 3,751 shares held by Richard Tuley Realty, Inc., for which Mr. Tuley holds voting and dispositive power.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

General Note Regarding Certain Transactions

We note that we have determined that the terms of certain transactions discussed below were as favorable to us as those generally available from unaffiliated third parties; however, we lacked sufficient disinterested independent directors to approve the transaction at the time it was carried out. We have pre-existing, substantive relationships with numerous sophisticated private investors across the Southeast, and particularly in the Atlanta, Georgia and the Raleigh-Durham, North Carolina areas. We marketed the potential terms for transactions described below with such private investors and confirmed that transactions with unaffiliated third parties were not available on terms as favorable to us as the terms of the financings it entered into (as described below). Further, the Series Seed Financing and the Series A Financing were each led by private investors affiliated with Messrs. Olander and Kouzmine, respectively, each of whom are seasoned investors who were not affiliated with us prior to the applicable financing.

Below is a description of transactions between Groundfloor Finance and its management and other affiliates.

Series Seed Financing

Certain affiliates and family members of members of the Groundfloor Finance Board participated in the Series Seed Initial Closing (before appointment to our Board) and Subsequent Closings of the Series Seed Financing (each as defined below). The table below includes the amount of such participation for each such purchaser:

Director or Affiliate	Aggregate Shares of Series Seed Stock	Initial Closing Purchase Amount	Subsequent Closings Purchase Amount	Conversion of Outstanding Convertible Promissory Note	Total Purchase Price
MDO Ventures JS LLC(1)	90,384	$150,000	$50,000	$208,044.44	$408,044.44
Nancy Luberoff(2)	28,691	$30,000	$30,000	$68,037.78	$128,047.78

(1)	MDO Ventures JS LLC is an affiliate of Mr. Olander, a member of our Board.
(2)	Mrs. Luberoff is the wife of Mr. Boehm, a member of our Board.

The terms of the transaction were as favorable to Groundfloor as those generally available from unaffiliated third parties. Groundfloor lacked sufficient disinterested independent directors at the time of the Series Seed Initial Closing to approve the transaction. The Subsequent Closings were approved by the Groundfloor Finance Board, including all of the disinterested independent directors.

Bridge Note Financing

During November 2015, Groundfloor Finance entered into promissory notes (the “2015 Bridge Notes”) with investors for total proceeds of $250,000 (the “2015 Bridge Financing”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4,250,000. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for shares of Series A Preferred Stock in connection with the Series A Initial Closing (as defined below). Certain affiliates and family members of members of the Board purchased notes in the offering. The table below includes the note principal amount for each such purchaser:

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Director or Affiliate	Note Principal Amount
MDO Ventures JS LLC(1)	$25,000
Nancy Luberoff(2)	$25,000
Richard Tuley Realty, Inc.(3)	$25,000

(1)	MDO Ventures JS LLC is an affiliate of Mr. Olander, a member of our Board.
(2)	Mrs. Luberoff is the wife of Mr. Boehm, a member of our Board.
(3)	Richard Tuley Realty, Inc. is an affiliate of Mr. Tuley, a member of our Board.

The terms of the transaction were as favorable to Groundfloor as those generally available from unaffiliated third parties. Groundfloor lacked sufficient disinterested independent directors to approve the transaction at the time it was carried out.

Series A Financing

On November 24, 2015 (the “Series A Initial Closing”), Groundfloor Finance issued an aggregate of 708,110 shares of our Series A Preferred Stock for aggregate consideration of approximately $4,737,298 pursuant to that certain Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”), dated November 24, 2015 among the Company and the investors named therein (the “Series A Investors”). Pursuant to the Series A Purchase Agreement, Groundfloor Finance issued and sold an additional 39,263 shares of Series A Preferred Stock in subsequent closings through December 4, 2015 (collectively, the “Series A Subsequent Closings” and together with the Series A Initial Closing, the “Series A Financing”).

Certain affiliates and family members of members of the Groundfloor Finance Board participated in the Series A Financing by accepting shares of Series A Preferred Stock as consideration for the cancellation of the outstanding principal and payment of accrued interest under the 2015 Bridge Notes. The table below includes the shares of Series A Preferred Stock for each such purchaser:

Director or Affiliate	Aggregate Shares of Series A Preferred Stock	Cancellation of Bridge Note Principal	Payment of Accrued Bridge Note Interest	Total Purchase Price
MDO Ventures JS LLC(1)	3,750	$25,000	$90.41	$25,090.41
Nancy Luberoff(2)	3,754	$25,000	$115.07	$25,115.07
Richard Tuley Realty, Inc.(3)	3,751	$25,000	$98.63	$25,099.63

(1)	MDO Ventures JS LLC is an affiliate of Mr. Olander, a member of our Board.
(2)	Mrs. Luberoff is the wife of Mr. Boehm, a member of our Board.
(3)	Richard Tuley Realty, Inc. is an affiliate of Mr. Tuley, a member of our Board.

The terms of the transaction were as favorable to Groundfloor as those generally available from unaffiliated third parties. Groundfloor lacked sufficient disinterested independent directors to approve the transaction at the time it was carried out.

In connection with the Series A Financing, Groundfloor Finance entered into an Amended and Restated Investors’ Rights Agreement (as amended and restated, the “Investors’ Rights Agreement”) and a Voting Agreement with the holders of our preferred stock and a Right of First Refusal and Co-sale Agreement with the Series A Investors.

The Investors’ Rights Agreement, among other things: (i) grants Groundfloor preferred stockholders specified registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of the shares of preferred stock held by them; (ii) obligates Groundfloor to deliver periodic financial statements to certain of the stockholders who are parties to the Investors’ Rights Agreement; and (iii) grants a preemptive right with respect to the holder’s pro rata share of any equity securities, or rights, options or warrants to purchase such equity securities, or securities convertible or exchangeable into such equity securities, offered by Groundfloor in the future subject to certain customary exceptions, to the stockholders who are parties to the Investors’ Rights Agreement.

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The Voting Agreement, among other things, provides for the voting of shares with respect to the size and constituency of our Board of Directors. Pursuant to the Voting Agreement, Mr. Kouzmine was designated to serve as the designee of FinTech Ventures and Mr. Olander was designated to continue serve on our Board as the designee of Mr. Olander, MDO Ventures JS LLC, and their affiliates. The holders of a majority of Groundfloor common stock and Messrs. Dally and Bhargava have the right to designate the third and fourth members of the Board of Directors, respectively, which continue to be Messrs. Dally and Bhargava. The final two members of the Board of Directors shall be individuals chosen by the remaining members of the Board as independent directors, which continue to be Messrs. Boehm and Tuley.

The Right of First Refusal and Co-sale Agreement, among other things, grants the Series A Investors rights of first refusal and co-sale with respect to proposed transfers of Groundfloor securities by specified stockholders and grants Groundfloor rights of first refusal with respect to proposed transfers of Groundfloor securities by specified stockholders.

Pursuant to Article VII Section 4 of the Groundfloor Finance Bylaws, a shareholder who desires to transfer Groundfloor shares must first make a written offer to Groundfloor to purchase the shares at the same price per share and upon the same terms and conditions offered by a bona fide prospective purchaser of such shares. In connection with the Initial A Closing, Groundfloor also entered into a letter agreement with the Series A Investors to waive this right of first refusal in favor of Groundfloor for future transfers by the Series A Investors.

ISB Note

On January 11, 2017, we entered into a promissory note and security agreement (as amended, the “ISB Note”) in favor of ISB Development Corp., an affiliate of Mr. Kouzmine (“ISB”), for a principal sum of $1,000,000. We paid to ISB an origination fee of $10,000 concurrently with the funding by ISB of the principal of the ISB Note. We subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5,000 amendment fee, a second amendment increasing the principal amount outstanding to $2,000,000, and a third amendment further extending the repayment schedule among other terms described below in return for a $10,000 amendment fee.

The ISB Note incurs interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note must be repaid as follows: (i) $250,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2017, (ii) $250,000, plus any accrued but unpaid interest thereon, is due and payable on March 31, 2019, (iii) $500,000, plus any accrued but unpaid interest thereon, is due and payable on June 30, 2019, (iv) $250,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2019. As of the date hereof, the principal sum of $1,750,000 remains outstanding.

The ISB Note includes certain financial covenants related to the Company’s quarterly financial results and operating capital. The ISB Note is subject to customary event of default provisions. Upon the occurrence of any event of default, the interest rate under the ISB Note shall increase by 7%. As collateral security for the ISB Note, we granted to ISB a first priority security interest in all of its assets, subject to certain exceptions. Among other things, the security interest specifically excludes (i) any assets serving as collateral for the Company’s credit facility with Revolver Capital; (ii) any Loans for which a series of LROs has been issued, regardless of whether such Loans and corresponding series of LROs have been originated and issued by us or one of our subsidiaries; and (iii) the equity interest in any subsidiary formed by us for the sole purpose of issuing Loans and corresponding series of LROs.

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In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock. The exercise price of the warrants issued by ISB in connection with the third amendment to the ISB Note is $2.40.

We entered into the ISB Note for the purpose of using the proceeds for our loan advance program (see “Description of the Company’s Business—How the Groundfloor Platform Operates—Loan Advances” above), but may use the proceeds for other purposes in our sole discretion.

The terms of the transaction were unanimously approved by our disinterested independent directors (in addition to the remaining members of the board).

Purchase of LROs by Related Parties

Our executive officers, directors and 10% stockholders have purchased LROs and, prior to September 2015, Georgia Notes, from time to time in the past. Such purchases have not exceeded 50% of a single series of LROs or Georgia Notes, as applicable, for any individual executive officer, director, or 10% stockholder and the Board of Directors has approved a policy that future investments in LROs by such parties shall not exceed $50,000 in a single series of LROs, whether issued by us or one of our affiliates. Their right to receive LRO Payments and other obligations are the same as all holders of the same series of LROs. These purchases count towards the Purchase Amount required to fully subscribe a given series of LROs. However, these purchases are made for the personal investment accounts of these individuals and not for resale, and are not directed by us or any of the Promoters, nor are the purchases made for purposes of ensuring the offering is fully subscribed. Their right to receive LRO Payments and other obligations are the same as all holders of the same series of LROs.

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GROUNDFLOOR PLATFORM

Groundfloor Platform

Groundfloor Common Stock is held on our platform in electronic form and is not listed on any securities exchange. Selling of Groundfloor Common Stock to third parties is prohibited unless expressly permitted by us and applicable law. Groundfloor Common Stock can be viewed at any time by accessing the dashboard in the investor’s account on the Groundfloor website. These shares are only accessible by the individual investor and cannot be accessed unless the investor enters login-credentials. All shares must be held by Groundfloor Common Stock investor members.

Loan Servicing

The Groundfloor Platform is accessible by customers through online account servicing. Groundfloor manages investor servicing in-house and handles payments to and from the Borrower.

Heavy transaction volume into and out of the various accounts it maintains could increase the risk of bookkeeping and recordkeeping errors. Because payments flow through various financial intermediaries, there is an auditable trail of money movement, and, in the case of a bookkeeping error, we believe Groundfloor Finance will be able to recreate transaction histories in order to correct the error. Groundfloor Finance maintains a sub-ledger with respect to each of our accounts that records all movements of funds into and out of each account, which is periodically reconciled with records of bank transaction history, as well as records on the Groundfloor Platform. Groundfloor performs nightly backups of its entire system.

Use of Proceeds

We will use the proceeds of this offering for general corporate purposes, including the costs of this offering and to fund Loans to real estate developers.

Establishing an Account

The first step to being able to purchase Groundfloor Common Stock on the Groundfloor Platform is for you to set up an account (a “Groundfloor Common Stock Account”). In order to set up a Groundfloor Common Stock Account, you need to do the following:

•	If you are a natural person, you must be at least 18 years of age and a U.S. resident. You must provide your name, address, email address and social security number. You may establish a separate account to make investments from a self-directed IRA or 401(k) account.

•	If you are an entity, you must provide the entity, its address, and the name and email address of a contact person and the taxpayer identification number.

•	In either case, you must agree to the Groundfloor Platform terms of service (the “Terms of Service”), including consent to receipt of disclosures electronically, and the Groundfloor Platform privacy policy (the “Privacy Policy”).

You must also agree to the rules, limitations, processes and procedures for purchasing Groundfloor Common Stock through the Groundfloor Platform. These provisions are collectively contained in the Subscription Agreement and the terms and conditions attached thereto (the “Terms and Conditions”), the Terms of Service and the Privacy Policy. (We refer to the Subscription Agreement, including its Terms and Conditions, the Terms of Service, Privacy Statement and any Note Purchase Agreement you may enter into as the “Investment Documents.”) We advise each investor to read all of the applicable Investment Documents before purchasing any Groundfloor Common Stock.

In addition, in connection with purchasing Groundfloor Common Stock, you must represent that you reside in a state where the Groundfloor Common Stock are registered or qualified, you satisfy applicable investor suitability requirements, and you have received the Offering Circular, which includes a discussion of the risks associated with the investment in the Groundfloor Common Stock under the “Risk Factors” section.

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How to Purchase Groundfloor Common Stock

Investors may visit www.groundfloor.us/equity to see the pitch materials for our Groundfloor Common Stock. In order to invest, investors must register for a funding account on the Groundfloor Platform. Through their funding account, investors will be able to purchase Groundfloor Common Stock, either by transferring money first to their funding account, or by using their credit card. See “Structure of Investor Accounts and treatment of Your Balances,” below.

Monthly Credit and Bonus Share Program

Monthly Credit. If you purchase at least $2,500 in Groundfloor Common Stock in connection with this offering, you are entitled to a monthly credit in the amount of any commissions or fees charged by Groundfloor through our platform. This monthly credit does not include commissions or fees charged or collected by Groundfloor on behalf of other third party financial intermediaries. This monthly credit remains in effect for as long as you are a shareholder of Groundfloor Common Stock for up to two personal accounts on the Groundfloor Platform consisting of up to one taxable account and one tax-exempt account only, and is not transferrable to any future transferee or purchaser of Groundfloor Common Stock.

Bonus Share Program. The following incentives are available to you for up to one personal account on the Groundfloor Platform. You may qualify for only one of the bonus share incentives below as follows:

•	100 Bonus Shares of Groundfloor Common Stock. If you provided at least one indication of interest to the Company prior to qualification of this offering circular and you purchase at least $10,000 of Groundfloor Common Stock in connection with this offering, you will receive 100 additional shares of Groundfloor Common Stock for no additional consideration.

•	250 Bonus Shares of Groundfloor Common Stock. If you provided at least one indication of interest to the Company in the amount of $25,000 or more prior to 11:59PM on November 17, 2017 and you purchase at least $25,000 of Groundfloor Common Stock in connection with this offering, you will receive 250 additional shares of Groundfloor Common Stock for no additional consideration.

Platform Operation

Although our platform has been subjected to testing to confirm its functionality and ability to handle numerous purchase orders and prospective investors, we cannot predict the response of our platform to any particular issuance of Groundfloor Common Stock pursuant to this offering circular. You should be aware that if a large number of investors try to access our platform at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to our platform, as well as platform capacity limits or failures may prevent purchase orders from being received on a timely basis by our platform. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

Orders are typically processed on the business day following the order. You may not withdraw the amount of your purchase order, unless the listing is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. See “Groundfloor Platform—Structure of Investor Accounts and Treatment of Your Balances” for more information.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Groundfloor Common Stock that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

Currently, the minimum number of shares for any particular offering of Groundfloor Common Stock is ten shares, and there is no maximum purchase order that may be submitted, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

•	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and

•	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Structure of Investor Accounts and Treatment of Your Balances

You must register on the Groundfloor Platform and create a funding account maintained on the Groundfloor Platform before you can purchase any Common Stock. This funding account is a non-interest bearing demand deposit pooled account currently established at the FBO Servicer, Wells Fargo, “for the benefit of” all Groundfloor Investors (the “Groundfloor Investor FBO Account”). Currently, Wells Fargo acts as the FBO Servicer for the Groundfloor Investor FBO Account. We may change the identity of the FBO Service Provider where any of the Investor FBO Accounts are maintained at any time without prior notice to investors (we will post the name and address of the institution where we maintain the Investor FBO Accounts on the Groundfloor Platform and notify investors by email in the event the institution where any Investor FBO Account is maintained is changed). Investors have no direct relationship with the FBO Servicer in connection with the Investor FBO Accounts. Groundfloor Finance is the owner of the Groundfloor Investor FBO Account. However, we disclaim any economic interest in the assets in the Investor FBO Account and also provide that each investor disclaims any right, title or interest in the assets of any other investor in the Investor FBO Account.

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The Investor FBO Account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each investor’s balance is protected by FDIC insurance up to the limits established by the FDIC. Other funds that the investor has on deposit with the FBO Servicer, for example, may count against any applicable FDIC insurance limits. While investor funds are commingled with funds from other investors, the funds from each investor are separately accounted for on separate ledgers maintained by us. None of Groundfloor’s corporate funds, or any corporate funds of any of our affiliated companies are ever held or commingled with the assets of investors in the separate Investor FBO Accounts. There are no restrictions on funds held in the funding account, and Groundfloor Finance and its affiliated companies disclaim any economic interest in such funds.

Each investor may transfer funds into its Groundfloor account by authorizing an electronic transfer using the ACH network from the investor’s designated and verified bank account (or other means that may be permitted by the Funds Transfer Agent (as defined below)) to its funding account. Currently, we have contracted with Dwolla, Inc. (the “Funds Transfer Agent”) to be the funds transfer intermediary among investors and the Groundfloor Platform. Groundfloor may change the identity of the Funds Transfer Agent at any time without prior notice to investors. Investors may also fund their funding account or otherwise purchase Groundfloor Common Stock from their investor account using their credit card.

Each investor can view its cash positions in their funding account, through an “Investor Dashboard” maintained on the Groundfloor Platform. These website features are effectively virtual sub-accounts. These recordkeeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the Investor FBO Account. The Investor Dashboard allows investors to track funds committed to purchase Groundfloor Common Stock, and to withdraw uncommitted funds from its Groundfloor account.

Funds of an investor stay in the Groundfloor Investor FBO Account indefinitely unless the investor takes steps to transfer free funds out of its funding account.

An investor must transfer funds held in its funding account to its own bank account to utilize the funds in any way other than investment in Groundfloor Common Stock. Upon request, Groundfloor will cause the Funds Transfer Agent to transfer funds in the Investor FBO Account to an investor’s verified bank account by ACH transfer. An investor may transfer free funds out of its Groundfloor account at any time. This transfer typically takes three to five business days to complete.

Tax Treatment

At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. All tax and accounting questions should be directed towards a certified public accountant.

DESCRIPTION OF CAPITAL STOCK

Groundfloor Common Stock

Following is a summary of the terms of the Groundfloor Common Stock which will be offered on the Groundfloor website.

General. We may offer Groundfloor Common Stock, with a total value of up to $5 million on a continuous basis, under this offering circular. We will not issue more than $5 million of securities pursuant to this offering circular in any 12-month period.

The Groundfloor Common Stock is priced at $10 per share, as determined in our sole discretion, and carry voting rights that are subject to the Common Stock Voting Agreement.

Common Stock Voting Agreement. When you purchase Groundfloor Common Stock, you are required to agree to the terms of the Common Stock Voting Agreement. Among other things, the Common Stock Voting Agreement provides that you will vote for Brian Dally and Nick Bhargava as directors of the Company for as long as they each hold at least 5% of the voting stock of the Company. If you fail to vote your Common Stock in accordance with the terms of the Common Stock Voting Agreement, you will appoint the Chief Executive Officer, President or Secretary of the Company as your proxy to vote your shares of Common Stock accordingly. If the Company’s Board of Directors, employees and officers who hold Groundfloor Common Stock, Series A stockholders, and all other classes of shares (the “Requisite Shareholders”) provided for in the Company’s Second Amended and Restated Articles of Incorporation, as amended or restated (the “Articles of Incorporation”), approve any act or transaction described in Section 3.3 of the Articles of Incorporation, you agree to take all necessary and desirable actions to facilitate such act or transaction. If the Requisite Shareholders approve a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets or debt or equity financing of the Company, you agree to vote all shares of Groundfloor Common Stock held by you in favor of such transaction, and agree to waive and refrain from exercising any dissenters, appraisal or similar rights. As a result, the Common Stock Voting Agreement may limit your ability to vote on or influence certain corporate decisions, including the election of directors and approval of significant corporate transaction, such as a merger or other sale of the Company or our assets.

As of January 18, 2018, 1,136,406 shares of Groundfloor Common Stock were issued and outstanding.

In addition to the rights provided under Georgia law, certain rights and obligations of the common stock are set forth in the Company’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and bylaws. In addition to any approval requirements of Georgia law, an amendment of our Articles of Incorporation or bylaws may also require the approval of the holders of a majority of the then outstanding shares of our preferred stock pursuant to the protective provisions set forth in the Company’s Articles of Incorporation.

Voting rights. Subject to the terms and conditions of the Common Stock Voting Agreement, the holders of the Groundfloor Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that except as otherwise required by law, the holders of Groundfloor Common Stock are not entitled to vote on any amendment to the Articles of Incorporation that relate solely to the terms of any series of Groundfloor Preferred Stock if such affected holders are entitled to vote on such amendment pursuant to the Articles of Incorporation or the Georgia Business Corporation Code. The Groundfloor Common Stock is not subject to cumulative voting.

Dividends, distributions and stock splits. Holders of the Groundfloor Common Stock, on a pari passu basis with holders of our preferred stock, are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that such dividends are paid in the form of shares of common stock or rights to acquire common stock, the holders of Groundfloor Common Stock may only receive such shares or rights to acquire such shares from the Groundfloor Common Stock.

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Liquidation. In the event of any (i) sale of all or substantially all of the Company’s assets, (ii) the Company’s merger or consolidation with or into another entity (unless it is a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of our capital stock or the capital stock of the surviving or acquiring entity), (iii) closing of the transfer of our securities to a person or group of affiliated persons (other than an underwriter of our securities) if after such closing such person or group of affiliated persons would hold 50% or more of our outstanding voting stock (or of the surviving or acquiring entity), or (iv) dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary ((i) through (iv) each being a “Liquidation Event”), after payment of our debts and other liabilities and making provisions for any holders of Groundfloor Preferred Stock who have a liquidation preference, the Company’s remaining assets will be distributed ratably among the holders of Groundfloor Common Stock.

Fully paid. All the shares of Groundfloor Common Stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Conversion rights. Holders of the Groundfloor Common Stock do not have any conversion rights.

Redemption rights. Holders of the Groundfloor Common Stock do not have any redemption rights.

Registration rights. Holders of the Groundfloor Common Stock have no preemptive or other rights to subscribe for any of the Company’s securities.

Transfer restrictions. Groundfloor Common Stock purchased in this offering will be freely transferable after this offering, subject to a transferee agreeing to be bound by the terms of the Common Stock Voting Agreement and the IPO Lock-Up requirements set forth in the Subscription Agreement.

Inspection Rights. Section 14-2-1602 of the Georgia Business Corporations Code allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Holders of the Groundfloor Common Stock agree to waive the inspection rights set forth in Section 14-2-1602 of the Georgia Business Corporations Code. However, as a company subject to the reporting requirements under Regulation A, the Company must publicly file certain annual, semi-annual and current reports, which will include audited financials and management’s discussion and analysis of financial condition and results of operations.

Groundfloor Preferred Stock

As of January 18, 2018, 568,796 shares of Series Seed Preferred Stock and 747,373 shares of Series A Preferred Stock were issued and outstanding.

Voting rights. The holders of the Groundfloor Preferred Stock are entitled to one vote for each share of Common Stock into which each share of Groundfloor Preferred Stock can then be converted, and with respect to such vote, the holders of the Groundfloor Preferred Stock will have equal voting rights and powers to that of holders of the Groundfloor Common Stock.

Dividends, distributions and stock splits. Holders of the Groundfloor Preferred Stock, on a pari passu basis with holders of the Groundfloor Common Stock, are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

Liquidation. In the event of a Liquidation Event, the holders of the Groundfloor Preferred Stock are entitled to receive, prior and in preference to the holders of Groundfloor Common Stock, an amount per share equal to the greater of (i) the Series A Original Issue Price of $6.69 per share, plus any declared but unpaid dividends on such share of Groundfloor Preferred Stock; and (ii) such amount per share payable if all shares of Groundfloor Preferred Stock were converted into Groundfloor Common Stock immediately prior to such Liquidation Event.

Conversion rights. Holders of the Groundfloor Preferred Stock may convert each share of preferred stock into such number of fully paid and nonassessable shares of Groundfloor Common Stock, determined by dividing the applicable Series A Original Issue Price for such shares of Groundfloor Preferred Stock by the applicable Series A Conversion Price, as adjusted for certain anti-dilution protections.

Redemption rights. Holders of the Groundfloor Preferred Stock do not have any redemption rights.

Registration rights. Holders of the Groundfloor Preferred Stock have no preemptive or other rights to subscribe for any of the Company’s securities.

Other rights. Holders of the Groundfloor Preferred Stock have other rights such as demand, piggyback and S-3 registration rights, information rights and preemptive rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated November 24, 2015 between the Company and the stockholders named therein.

Form and Custody. Groundfloor Common Stock will be issued by computer-generated program on our website and electronically signed by the Company in favor of the investor. The Groundfloor Common Stock will be stored by the Company in accordance with its custodial arrangements in place for LROs issued to institutional and accredited investors and will remain in the Company’s custody for ease of administration. Except during periodic system maintenance, investors may view their Groundfloor Common Stock through their online dashboard.

Governing Law. Groundfloor Common Stock will be governed and construed in accordance with the laws of the State of Georgia.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Groundfloor Common Stock.

61

PLAN OF DISTRIBUTION

Subscribing for Groundfloor Common Stock

We are offering up to $5,000,000 in our Groundfloor Common Stock pursuant to this offering circular. Groundfloor Common Stock being offered hereby will be only be offered through the Groundfloor website at www.groundfloor.us.This offering circular will be furnished to prospective investors via electronic PDF format before or at the time of all written offers and will be available for viewing and download on the Groundfloor website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase Groundfloor Common Stock, a prospective investor must electronically complete, sign and deliver to us both an executed subscription agreement and the Common Stock Voting Agreement and provide funds for its subscription amount in accordance with the instructions provided therein.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Groundfloor Common Stock are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti- fraud provisions, to the extent that our Groundfloor Common Stock is offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Groundfloor Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non- natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering to better understand possible demand for the Groundfloor Common Stock product. These “test-the-waters” materials may include information relating to our Company, this offering, the past performance of our loan transactions, articles and publications concerning small business lending, or public advertisements and audio-visual materials, in each case only as authorized by us. All such materials will contain disclaimers required by, and be disseminated in a fashion permitted by, Regulation A. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Common Stock, these materials will not give a complete understanding of this offering, us or our Common Stock and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Common Stock. To be clear, all investors will be furnished with a copy of a current offering circular before or at the time of all written offers.

62

LEGAL MATTERS

The Company has been advised regarding legal matters concerning this offering by Manatt, Phelps & Phillips, LLP, New York, New York. The Company has received an opinion from Robbins Ross Alloy Belinfante Littlefield LLC, Atlanta, Georgia regarding the validity of the common stock to be offered pursuant to Georgia law.

EXPERTS

Our audited financial statements as of and for the fiscal year ended December 31, 2016 have been audited by Hughes Pittman & Gupton, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

63

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Groundfloor Finance Inc. and Subsidiaries Consolidated Audited Financial Statements for Years Ended December 31, 2016 and 2015	F-2

Groundfloor Finance Inc. and Subsidiaries Condensed Consolidated Unaudited Financial Statements for the six months ended June 30, 2017 and 2016	F-27

F-1

GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Financial Statements

December 31, 2016 and 2015

F-2

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2016 and 2015

F-3

certified public accountants

Hughes Pittman & Gupton, LLP 1500 Sunday Drive, Suite 300 Raleigh, North Carolina 27607 919.232.5900 919.232.5901 fax www.hpg.com

Independent Auditors’ Report

The Board of Directors

Groundfloor Finance Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

F-4

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and cash outflows from operations since its inception. Those conditions raise substantial doubt about its ability to continue as a going concern as of December 31, 2016. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Raleigh, North Carolina

December 29, 2017

F-5

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2016	2015
Assets

Current assets:
Cash	$211,917	$4,331,013
Loans to developers, net	12,694,297	939,373
Interest receivable on loans to developers	708,132	67,517
Other receivables	109,332	129,103
Other assets	7,669	1,355
Total current assets	13,731,347	5,468,361
Property and equipment, net	34,510	20,461
Software and website development costs, net	336,797	119,737
Other intangible assets, net	28,500	-
Total assets	$14,131,154	$5,608,559

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$451,558	$122,357
Accrued expenses and other liabilities	193,251	59,460
Limited recourse obligations, net	8,612,328	984,373
Accrued interest on limited recourse obligations	649,318	70,383
Deferred revenue	298,486	17,580
Partner lender notes	522,098	48,000
Revolving credit facility	2,715,995	-
Total current liabilities	13,443,034	1,302,153
Other liabilities	12,000	-
Total liabilities	13,455,034	1,302,153
Stockholders’ equity:
Common stock, no par, 5,000,000 shares authorized, 1,131,070 and 1,123,750 issued and outstanding	22,449	17,173
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series seed convertible preferred stock, no par, 568,796 shares designated, issued and outstanding (liquidation preference of $2,960,583)	2,609,091	2,609,091
Additional paid-in capital	527,073	422,423
Accumulated deficit	(7,444,368)	(3,704,156)
Stock subscription receivable	(560)	(560)
Total stockholders’ equity	676,120	4,306,406
Total liabilities and stockholders’ equity	$14,131,154	$5,608,559

See accompanying notes to consolidated financial statements

F-6

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015
Non-interest revenue:
Origination fees	$218,862	$29,837
Loan servicing revenue	237,943	16,927
Total non-interest revenue	456,805	46,764
Net interest income:
Interest income	901,234	106,223
Interest expense	(842,419)	(106,223)
Net interest income	58,815	-
Net revenue	515,620	46,764
Cost of revenue	(131,753)	(6,384)
Gross profit	383,867	40,380
Operating expenses:
General and administrative	1,083,200	548,232
Sales and customer support	826,289	188,742
Development	590,396	204,969
Regulatory	596,687	485,503
Marketing and promotions	983,812	560,054
Total operating expenses	4,080,384	1,987,500
Loss from operations	(3,696,517)	(1,947,120)
Interest expense	43,695	1,295
Net loss	$(3,740,212)	$(1,948,415)

See accompanying notes to consolidated financial statements

F-7

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

	Series A		Series Seed
	Convertible		Convertible				Additional		Stock	Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Equity
Stockholders’ equity as of December 31, 2014	-	$-	367,650	$1,562,091	1,123,750	$8,127	$367,549	$(1,755,741)	$(560)	$181,466
Issuance of preferred stock, net of cost	747,373	4,962,435	201,146	1,047,000	-	-	-	-	-	6,009,435
Share-based compensation expense	-	-	-	-	-	9,046	54,874	-	-	63,920
Net loss	-	-	-	-	-	-	-	(1,948,415)	-	(1,948,415)
Stockholders’ equity as of December 31, 2015	747,373	$4,962,435	568,796	$2,609,091	1,123,750	$17,173	$422,423	$(3,704,156)	$(560)	$4,306,406
Exercise of stock options	-	-	-	-	7,320	-	29,207	-	-	29,207
Share-based compensation expense	-	-	-	-	-	5,276	75,443	-	-	80,719
Net loss	-	-	-	-	-	-	-	(3,740,212)	-	(3,740,212)
Stockholders’ equity as of December 31, 2016	747,373	$4,962,435	568,796	$2,609,091	1,131,070	$22,449	$527,073	$(7,444,368)	$(560)	$676,120

See accompanying notes to consolidated financial statements

F-8

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
Cash flows from operating activities

Net loss	$(3,740,212)	$(1,948,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	131,682	48,179
Share-based compensation	80,719	63,920
Provision for loss on loans to developers	50,000	-
Noncash interest expense	7,250	1,295
Changes in operating assets and liabilities:
Other receivables	19,771	(129,103)
Other assets	(6,314)	4,460
Interest receivable on loans to developers	(640,615)	(60,769)
Accounts payable	329,201	(251,511)
Accrued expenses and other liabilities	97,791	52,528
Accrued interest on limited recourse obligations	578,935	63,635
Deferred revenue	280,906	10,238
Net cash used in operating activities	(2,810,886)	(2,145,543)
Cash flows from investing activities
Loan payments to developers	(15,827,534)	(1,254,373)
Repayments of loans from developers	3,472,610	584,000
Purchases of property and equipment	(25,430)	(20,264)
Purchase of intangible assets	(30,000)	-
Payments of software and website development costs	(335,861)	(96,510)
Net cash used in investing activities	(12,746,215)	(787,147)
Cash flows from financing activities
Proceeds from limited recourse obligations and partner lender notes	12,167,949	1,254,373
Repayments of limited recourse obligations and partner lender notes	(3,467,896)	(539,000)
Payment of deferred financing costs	(43,500)	-
Borrowings from the revolving credit facility	4,872,370	-
Repayments on the revolving credit facility	(2,120,125)	-
Exercise of stock options	29,207	-
Proceeds from issuance of convertible notes payable	-	250,000
Proceeds from issuance of preferred stock	-	5,795,705
Payment of stock issuance costs	-	(37,565)
Net cash provided by financing activities	11,438,005	6,723,513

See accompanying notes to consolidated financial statements

F-9

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
Net increase in cash	(4,119,096)	3,790,823
Cash as of beginning of the period	4,331,013	540,190
Cash as of end of the period	$211,917	$4,331,013
Supplemental cash flow disclosures:
Cash paid for interest	$15,081	$-
Supplemental disclosure of noncash financing activities:
Conversion of convertible debt and accrued interest into preferred stock	$-	$251,295

See accompanying notes to consolidated financial statements

F-10

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed their name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed their name to Groundfloor Finance Inc. The accounting effects of these conversions are reflected retrospectively in the consolidated financial statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 5. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC was created for the purpose of financing real estate in nine states. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. Groundfloor’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Groundfloor formed Groundfloor Properties GA LLC (“Groundfloor GA”) in August 2013 for the purpose of issuing nonrecourse promissory notes (“Georgia Notes”) corresponding to commercial real estate loans entered into by Groundfloor GA to residents of Georgia. Groundfloor GA began offering these investment opportunities to residents of Georgia through the Platform in November 2013.

Following the qualification of the Company’s first offering statement on Form 1-A on August 31, 2015, the Company began a multistate offering of limited recourse obligations (“LROs”) to Investors corresponding to commercial loans for real estate development projects financed by the Company. The Company does not intend to issue any additional Georgia Notes.

The Company believes this method of real estate financing has many advantages including reduced Project origination costs, lower interest rates for Developers, and attractive returns for Investors.

Basis of Presentation and Liquidity

Our consolidated financial statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; and Groundfloor Real Estate 1, LLC (collectively the “Company” or “Groundfloor”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

F-11

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these consolidated financial statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the consolidated financial statements. In addition, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include origination fees and servicing fees which are paid by the Developers.

Origination Fees

Origination fees are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 2.5% to 4.5% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when the funds are transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

Servicing Fees

The Developers pay a servicing fee on the Loan at maturity. Servicing fees are generally 1.5% of the principal amount of a Loan. The servicing fee compensates the Company for costs incurred during servicing of the related Loan, including managing payments from Developers, payments to Investors, and maintaining Investors’ account portfolios.

The servicing fees are recognized ratably over the term of the Loan, while direct costs to service Loans are recorded as expenses as incurred.

F-12

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes interest income on Loans and interest expense on the corresponding Investor Georgia Notes (if issued by Groundfloor GA) or LROs (if issued by Groundfloor Finance Inc.) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these financial statements, “limited recourse obligations” refers to both Georgia Notes and LROs. Georgia Notes are securities that we have issued through our previously registered Georgia-exclusive securities offering, which has since been terminated. LROs are our currently registered securities. Both Georgia Notes and LROs represent similar obligations to the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2016 and 2015. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

Loans and the corresponding Georgia Notes or LROs, as applicable, used to fund the Loans are recorded at outstanding principal. The interest rate associated with a Loan is the same as the interest rate associated with the corresponding Georgia Notes or LROs.

The Company’s obligation to pay principal and interest on a Georgia Note or LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying Georgia Notes or LROs associated with uncollectable Loans. Amounts collected related to a Loan default are returned to the Investors based on their prorata portion of the corresponding Georgia Notes or LROs, if applicable, less collection costs incurred by the Company.

The Investors may remit funds through the Company’s online portal prior to the actual Loan being closed. These funds are held in an escrow account controlled by a major bank and are not recognized as a LRO until the Loan is closed and funds are transferred to the Developer, which occurs through an EFT transaction. Each Investor escrow account receives FDIC insurance coverage on cash balances subject to normal FDIC coverage rules.

The Loan and corresponding LROs are recorded on the Company’s balance sheet once the Loan has closed. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

Nonaccrual and Past Due Loans

Interest income is accrued on the outstanding principal balance. The accrual of interest on the Loans and corresponding Georgia Notes or LROs is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due, unless the Loan is well secured and in the process of collection. Interest income and interest expense on the Loans and the corresponding Georgia Notes or LROs are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. The Loans and corresponding Georgia Notes or LROs are charged off to the extent principal or interest is deemed uncollectible. Non-accrual Loans and Loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. All interest accrued, but not collected for Loans and Georgia Notes or LROs that are placed on nonaccrual or charged off, are reversed against interest income and interest expense.

F-13

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Interest income on nonaccrual Loans is applied against principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired Loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

Loans are presented net of a reserve for doubtful accounts of $700,000 and $100,000 as of December 31, 2016 and 2015, respectively. Limited recourse obligations are presented net of a reserve for doubtful accounts of $650,000 and $100,000 as of December 31, 2016 and 2015, respectively. As of December 31, 2016, $50,000 of the reserve for doubtful accounts is attributed to loans funded directly by the Company, have not been funded by Investors.

Partner Lender Notes

Under loan agreements entered into with partner lenders, the Company partners with a third-party lender to fund Loans. These Loans are recorded at historical cost and the interest rate associated with a Loan is the same as the interest rate associated with the corresponding Partner Lender Note.

The Company’s obligation to pay principal and interest on a Partner Lender Note is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying the Partner Lender Note associated with uncollectable Loans. Amounts collected related to a Loan default are returned to the partner lender based on their pro-rata portion of the corresponding Partner Lender Note, if applicable, less collection costs incurred by the Company.

The Loan and corresponding Partner Lender Note is recorded on the Company’s balance sheet once the Loan has closed. Loans are considered closed after the Promissory Note for that Loan has been signed and the security interest has been perfected.

F-14

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed, it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight-line basis over the project’s estimated useful life, which is generally three years. Capitalized internal use software development costs consist of employee compensation and fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of the Company’s website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Property and Equipment

Property and equipment consists of computer equipment, office furniture, and equipment and software purchased or developed for internal use. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years

Impairment of Long-Lived Assets

Long-lived assets, such as property, equipment, intangible assets, internal software, and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets consist of acquired domain names. The Company purchased intangible assets of $30,000 and recognized $1,500 in amortization expense during the year-end December 31, 2016. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis.

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized.

Advertising Costs

The Company expenses advertising costs as incurred. The Company incurred $265,699 and $22,457 in advertising costs during the years ended December 31, 2016 and 2015, respectively.

F-15

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Rent Expense

The Company incurred rent expense for office facilities of $49,822 and $17,491 during the years ended December 31, 2016 and 2015, respectively.

Share-Based Compensation

The Company accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees, including the grant of employee stock options, to be recognized in the consolidated statement of operations based on its fair value at the measurement date. The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the consolidated financial statement carrying amounts and the tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

Reclassification

Certain amounts in the December 31, 2015, consolidated financial statements have been reclassified to conform to the December 31, 2016, presentation. These reclassifications had no effect on the year ended December 31, 2015, net loss, or December 31, 2015, accumulated deficit.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which will be effective for public companies January 1, 2018, and will be effective January 1, 2019, for the Company. The Company has the option to early adopt the ASU as of January 1, 2017. The guidance clarifies that revenue from contracts with customers should be recognized in a manner that depicts both the likelihood of payment and the timing of the related transfer of goods or performance of services. In March 2016, the FASB issued an amendment (ASU 2016-08) to the new revenue recognition guidance clarifying how to determine if an entity is a principal or agent in a transaction. In April (ASU 2016-10) and May (ASU 2016-12) of 2016, the FASB further amended the guidance to include performance obligation identification, licensing implementation, collectability assessment and other presentation and transition clarifications. The effective date and transition requirements for the amendments is the same as for ASU 2014-09. The Company is in its preliminary scoping phase to determine the revenue streams that are in the scope of these updates. The Company is currently evaluating the impact of this accounting standard update in the consolidated financial statements.

F-16

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS (concluded)

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2014-15, Presentation of Financial Statements - Going Concern Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to assess a company’s ability to continue as a going concern for each annual and interim reporting period, and disclose in its financial statements whether there is substantial doubt about the company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The standard is effective for annual reporting periods, and interim periods therein, ending after December 15, 2016. The Company’s assessment of their ability to continue as a going concern is further discussed in the Note 1, “Summary of Significant Accounting Policy - Basis of Accounting and Liquidity.” The adoption of the new standard did not have a material impact on the Company’s consolidated financial position, results of operations, cash flows, or disclosures.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. Under ASU 2015-03, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The guidance is effective prospectively for fiscal years, and interim reporting periods within those years, beginning on or after December 15, 2015. Early adoption is permitted and upon adoption, the guidance must be applied retroactively to all periods presented in the financial statements. Management has adopted the standard in the accompanying consolidated financial statements. There is no impact to the December 31, 2015 consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). This amendment changes how deferred taxes are recognized by eliminating the requirement of presenting deferred tax liabilities and assets as current and noncurrent on the balance sheet. Instead, the requirement will be to classify all deferred tax liabilities and assets as noncurrent. ASU 2015-17 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, with earlier adoption permitted. ASU 2015-17 can be adopted either prospectively or retrospectively to all periods presented. The Company adopted ASU 2015-17 for the December 31, 2016 consolidated financial statements. Adoption of this standard did not impact the balance sheet, results of operations, or cash flows in the current or previous reporting periods.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments - Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which will be effective for the Company on January 1, 2019. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is evaluating the impact that ASU 2016-01 will have on its financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASUs will be effective January 1, 2018, and amends the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the impact that these standards will have on the consolidated statement of cash flows. However, the impact will depend on the facts and circumstances at the time of adoption of the new standards.

F-17

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $15,000 and $2,000,000 over six months to a year.

The following table presents the carrying amount of Loans by letter grade and performance state as of December 31, 2016 and 2015, respectively:

	Current	Workout	Fundamental Default	Total
Loan Grades:
A	$774,624	$28,373	$-	$802,997
B	3,830,104	42,383	-	3,872,487
C	5,818,536	450,454	-	6,268,990
D	1,626,923	758,000	-	2,384,923
E	-	-	-	-
F	-	64,900	-	64,900
G	-	-	-	-
Carrying Amount as of December 31, 2016	$12,050,187	$1,344,110	$-	$13,394,297

	Current	Workout	Fundamental Default	Total
Loan Grades:
A	$130,595	$-	$-	$130,595
B	348,000	-	-	348,000
C	320,378	-	-	320,378
D	80,400	-	-	80,400
E	135,000	-	-	135,000
F	-	-	-	-
G	25,000	-	-	25,000
Carrying Amount as of December 31, 2015	$1,039,373	$-	$-	$1,039,373

Non-accrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Past due Loans are loans whose principal or interest is past due 30 days or more. As of December 31, 2016 and 2015 no Loans were placed on nonaccrual status.

The following table presents an analysis of past due Loans as of December 31, 2016 and 2015:

	Carrying Amount	Allowance for Loan Losses	Total
Aging schedule
Current	$12,112,615	$251,000	$11,861,615
Less than 90 days past due	478,608	22,000	456,608
More than 90 days past due	803,074	427,000	376,074
Total as of December 31, 2016	$13,394,297	$700,000	$12,694,297

F-18

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET (continued)

	Carrying Amount	Allowance for Loan Losses	Total
Aging schedule
Current	$914,373	$-	$914,373
Less than 90 days past due	100,000	80,000	20,000
More than 90 days past due	25,000	20,000	5,000
Total as of December 31, 2015	$1,039,373	$100,000	$939,373

Impaired Loans

As of December 31, 2016 and 2015 there were no impaired Loans.

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will note be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding Georgia Notes or LROs.

The following table presents the Loan portfolio by performance state as of December 31, 2016 and 2015:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states
Current	$12,050,187	$-	$12,040,187
Workout	1,344,110	700,000	654,110
Fundamental default	-	-	-
Total as of December 31, 2016	$13,394,297	$700,000	$12,694,297

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states
Current	$914,373	$-	$914,373
Workout	125,000	100,000	25,000
Fundamental default	-	-	-
Total as of December 31, 2016	$1,039,373	$100,000	$939,373

F-19

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET (concluded)

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2016 and 2015:

Balance

Balance, January 1, 2015	$-
Allowance for loan loss	100,000
Outstanding as of December 31, 2015	100,000
Allowance for loan loss	600,000
Outstanding as of December 31, 2016	$700,000

Period-end amount allocated to:
Loans individually evaluated for impairment	$700,000
Loans collectively evaluated for impairment	-
Balance, December 31, 2016	$700,000

Loans:
Individually evaluated for impairment	$1,344,110
Collectively evaluated for impairment	-
Balance, December 31, 2016	$1,344,110

NOTE 4:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE and INTANGIBLE ASSETS, NET

Property, equipment, software, website development costs, and intangible assets, consist of the following as of December 31:

	2016	2015

Software and website development costs	$525,841	$189,983
Less: accumulated amortization	(189,044)	(70,246)
Software and website development costs, net	$336,797	$119,737

	2016	2015

Computer equipment	$31,669	$13,911
Leasehold improvements	4,221	4,221
Furniture and fixtures	9,819	2,780
Office equipment	2,294	1,658
Property and equipment	48,003	22,570
Less: accumulated depreciation and amortization	(13,493)	(2,109)
Property and equipment, net	$34,510	$20,461

	2016	2015

Domain names	$30,000	$-
Less: accumulated amortization	(1,500)	-
Other intangible assets, net	$28,500	$-

Depreciation and amortization expense on property, equipment, other intangible assets, software, and website development costs, net for the years ended December 31, 2016 and 2015 was $131,682 and $48,179, respectively.

F-20

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 5:	PROMISSORY NOTES

During 2015, the Company entered into promissory notes with investors for total proceeds of $250,000. The notes bore interest at the rate of 12% per annum. In November 2015, and in conjunction with the Series A equity issuance described in Note 5, the Company converted all outstanding promissory notes payable and accrued interest into 37,563 shares of Series A convertible preferred stock.

NOTE 6:	REVOLVING CREDIT FACILITY

Revolving Credit Facility

On November 1, 2016, the Company’s wholly owned subsidiary, Groundfloor Holdings GA, LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement provided for revolving loans up to a maximum aggregate principal amount of $1,500,000. The Revolver will be used for bridge funding of underlying loans pending approval from the United States Securities and Exchange Commission (“SEC”). The Revolver will mature on October 31, 2017, unless the lender agrees to extend the maturity of its loans under the Revolver.

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement (the “First Amendment”) which amended the existing Revolver dated November 1, 2016, among Groundfloor Holdings GA, LLC, as borrower, and Revolver Capital, LLC, as lender. The First Amendment amended the Revolver to increase the Revolving Credit Commitments thereunder from $1,500,000 to $2,500,000. The other terms of the credit facility remain unchanged.

On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement (the “Second Amendment”) which amended the existing Revolver dated November 1, 2016, among Groundfloor Holdings GA, LLC, as borrower, and Revolver Capital, LLC, as lender. The Second Amendment amended the Revolver to increase the Revolving Credit Commitments thereunder from $2,500,000 to $3,500,000. The other terms of the credit facility remain unchanged.

As of December 31, 2016, the Company had $747,755 of available borrowings and $2,752,245 outstanding under the Revolver as presented within Revolving credit facility on the consolidated balance sheets. As of December 31, 2016, the Company reflected $36,250 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the consolidated balance sheets.

The Revolver contains certain affirmative and negative covenants, including financial and other reporting requirements. The Company is in compliance with all such covenants at December 31, 2016.

NOTE 7:	STOCKHOLDERS’ EQUITY

Capital Structure

Authorized Shares - The Company is authorized to issue 5,000,000 shares of no par value common stock and 1,316,181 shares of no par value preferred stock. The preferred stock has been designated as Series A Preferred Stock (the “Series A”), consisting of 747,385 shares, and Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares (collectively “Preferred Stock”).

Common Stock Transactions

During the year ended December 31, 2016, restricted common stock issued during the year ended December 31, 2014 fully vested. As of December 31, 2016, no restricted common stock remained unvested.

F-21

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7:	STOCKHOLDERS’ EQUITY (concluded)

Preferred Stock Transactions

Series A

During 2015, the Company issued 709,812 shares of Series A to investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015, the Company issued 201,146 shares, to investors for total proceeds of $1,047,000.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock that the preferred shares are convertible into.

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or Series Seed, an amount per share equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof. Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $30,000,000. All outstanding shares of Series A shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A, voting as a single class. All outstanding shares of Series Seed shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series Seed, voting as a single class.

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

F-22

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8:	STOCK OPTIONS

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options and restricted stock awards. The Company reserved a total of 250,000 shares of common stock for issuance under the Plan as of December 31, 2016. Of these shares, 69,217 shares are available for future stock option grants as of December 31, 2016.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2016 and 2015.

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2016	Non- Employees	Employees

Estimated dividend yield	-%	-%
Expected stock price volatility	51.24%	51.24%
Risk-free interest rate	2.29%	1.46%
Expected life of options (in years)	10	5.9
Weighted-average fair value per share	$1.51	$1.17

For the Year Ended December 31, 2015	Non- Employees	Employees

Estimated dividend yield	-%	-%
Expected stock price volatility	52.77%	52.77%
Risk-free interest rate	2.18%	1.44%
Expected life of options (in years)	10.00	5.90
Weighted-average fair value per share	$1.50	$1.17

F-23

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8:	STOCK OPTIONS (concluded)

The following summarizes the stock option activity for the years ended December 31, 2016 and 2015:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term

Outstanding as of December 31, 2014	112,000	$1.98
Terminated	(24,080)	3.99
Granted	62,200	1.89
Outstanding as of December 31, 2015	150,120	$1.61
Exercised	(7,320)	3.99
Terminated	(31,587)	2.41
Granted	62,250	2.40
Outstanding as of December 31, 2016	173,463	$1.64	8.2
Exercisable as of December 31, 2016	131,675	1.58	8.0
Expected to vest after December 31, 2016	41,788	1.89	8.8

The following table summarizes certain information about all stock options outstanding as of December 31, 2016:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable

$0.67	68,000	7.0	59,414
1.87	53,193	8.5	40,699
2.40	42,270	9.7	21,562
3.99	10,000	7.8	10,000
	173,463		131,675

As of December 31, 2016, there was approximately $32,000 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.9 years. There was no intrinsic value for the stock options that were exercised in 2016.

The Company recorded $51,000 and $39,970 in non-employee and $24,443 and $14,904 in employee share-based compensation expense during 2016 and 2015. In addition, the Company recorded $5,276 and 9,046 of share-based compensation expense related to the 7,875 and 13,500 shares of restricted common stock issued in exchange for services that vested in 2016.

F-24

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9:	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2016 and 2015, are as follows:

	2016	2015
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$2,718,000	$1,351,000
Share-based compensation	61,000	20,000
Depreciation and amortization	(60,000)	29,000
Allowance on loans to developers	19,000	-
Accrued interest	8,000	-
Accrued expenses	42,000	-
Valuation allowance	(2,788,000)	(1,400,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $1,388,000 and $727,000, respectively, during the years ended December 31, 2016 and 2015.

As of December 31, 2016, the Company has federal and state net operating loss carryforwards of approximately $7,050,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2016 and 2015 as follows:

	2016		2015
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings

Income tax expense (benefit) at statutory rate	$(1,272,000)	(34.0)%	$(662,000)	(34.0)%
State taxes (net of federal benefit)	(171,000)	(4.6)%	(89,000)	(4.6)%
Non-deductible expenses	55,000	1.5%	24,000	1.2%
Change in valuation allowance	1,388,000	37.1%	727,000	37.4%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2016 and 2015, the Company had no accrued interest related to uncertain tax positions.

F-25

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 10:	SUBSEQUENT EVENTS

On January 11, 2017, the Company entered into a $1,000,000 promissory note, which was amended on March 20, 2017 to extend the payment schedule (as amended, the “Note”). The Note bears interest at 8.0%. The Note is paid in quarterly installment payments equal to approximately $250,000 or 25.0% of the original aggregate principal amount and the remaining principal matures on December 31, 2017.

On April 7, 2017, the Company and revolver capital amended the revolver to increase the revolving credit commitments thereunder from $3,500,000 to $4,500,000.

During March 1, 2017 through May 31, 2017, the Company issued subordinated convertible promissory notes (the “Subordinated Notes”) to investors for total proceeds of $825,000. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 27, 2018, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a financing with gross proceeds of at least $8,000,000 (“Qualified Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of stock issued in the financing at a price per share equal to 75% of the price per share of the financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the revolver and the Note.

On June 15, 2017, the Company entered into a second amendment to the Note. The amendment increased the principal sum to $2,000,000. The additional $1,000,000, plus any accrued but unpaid interest thereon was due and payable on September 30, 2017.

On October 1, 2017, the Company entered into a third amendment to the Note. The Note, as amended incurs interest at a rate of 14% per annum from October 1, 2017 until payment in full of the Note, calculated on the basis of a 360-day year for the actual number of days elapsed. The Note must be repaid as follows: (i) $250,000, plus any accrued but unpaid interest thereon, will be due and payable on March 31, 2019; (ii) $500,000, plus any accrued but unpaid interest thereon, will be due and payable on June 30, 2019; (iii) $500,000, plus any accrued but unpaid interest thereon, will be due and payable September 30, 2019; and (iv) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, will be due and payable on December 31, 2019.  In addition, beginning in the fourth quarter of 2017, the lender will receive 4,000 warrants every quarter up to and including the first quarter of 2019. Over the remaining three quarters of 2019, the lender will receive 3,500, 2,300, and 1,100 warrants, respectively.

On October 27, 2017, the amended and restated subordinated convertible promissory note agreement and the note amendment agreement amended the subordinated convertible note purchase agreement dated March 24, 2017, and Subordinated Notes issued thereunder (as amended, the “Restated Subordinated Notes”), respectively. Pursuant to the Restated Subordinated Notes, the outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 27, 2019, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “New Maturity Date”).

During October 27, 2017 through November 30, 2017, the Company issued Restated Subordinated Notes to investors for total proceeds of $675,000. The outstanding principal and all accrued but unpaid interest is due and payable on the New Maturity Date. In the event of a closing of a Qualified Financing prior to the New Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of stock issued in the financing at a price per share equal to 75% of the price per share of the financing. The indebtedness represented by the Restated Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the revolver and the Note.

Subsequent events were evaluated through December 29, 2017, the date the consolidated financial statements were available to be issued.

F-26

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

June 30, 2017 (unaudited)

F-27

GROUNDFLOOR INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	Unaudited June 30, 2017	Audited December 31, 2016
Assets

Current assets:
Cash	$921,594	$211,917
Loans to developers	18,601,264	12,694,297
Interest receivable on loans to developers	1,394,981	708,132
Other receivables	123,840	109,332
Other assets	4,597	7,669
Total current assets	21,046,276	13,731,347
Property and equipment, net	38,140	34,510
Software and website development costs, net	395,312	336,797
Other intangible assets, net	27,500	28,500
Total assets	$21,507,228	$14,131,154

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$699,856	$451,558
Accrued expenses and other liabilities	172,218	193,251
Limited recourse obligations, net	13,969,324	8,612,328
Accrued interest on limited recourse obligations	922,452	649,318
Deferred revenue	435,546	298,486
Partner lender notes	685,911	522,098
Notes payable	1,714,167	-
Convertible notes	825,000	-
Revolving credit facility	3,363,019	2,715,995
Total current liabilities	22,787,493	13,443,034
Other liabilities	-	12,000
Total liabilities	22,787,493	13,455,034
Stockholders’ equity:
Common stock, no par, 5,000,000 shares authorized, 1,132,406 issued and outstanding	22,449	22,449
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series seed convertible preferred stock, no par, 568,796 and 575,000 shares designated, 568,796 and 367,650 shares issued and outstanding (liquidation preference of $2,960,583)	2,609,091	2,609,091
Additional paid-in capital	547,161	527,073
Accumulated deficit	(9,420,841)	(7,444,368)
Stock subscription receivable	(560)	(560)
Total stockholders’ equity	(1,280,265)	676,120
Total liabilities and stockholders’ equity	$21,507,228	$14,131,154

F-28

GROUNDFLOOR INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Unaudited Six Months Ended June 30,
	2017	2016
Non-interest revenue:
Origination fees	$366,798	$67,903
Loan servicing revenue	175,972	38,675
Total non-interest revenue	542,770	106,578
Net interest income:
Interest income	1,114,627	160,161
Interest expense	(852,461)	(160,161)
Net interest income	262,166	-
Net revenue	804,936	106,578
Cost of revenue	(117,587)	(9,925)
Gross profit	687,349	96,653
Operating expenses:
General and administrative	463,718	718,373
Sales and customer support	666,163	347,488
Development	291,742	340,380
Regulatory	257,738	265,881
Marketing and promotions	669,464	442,648
Total operating expenses	2,348,825	2,114,770
Loss from operations	(1,661,476)	(2,018,117)
Interest expense	314,997	-
Net loss	$(1,976,473)	$(2,018,117)

F-29

GROUNDFLOOR INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

	Series A		Series Seed
	Convertible		Convertible				Additional		Stock	Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Equity
Stockholders’ equity as of December 31, 2015 (audited)	747,373	$4,962,435	568,796	$2,609,091	1,123,750	$17,173	$422,423	$(3,704,156)	$(560)	$4,306,406
Exercise of stock options	-	-	-	-	7,320	-	29,207	-	-	29,207
Share-based compensation expense	-	-	-	-	-	5,276	75,443	-	-	80,719
Net loss	-	-	-	-	-	-	-	(3,740,212)	-	(3,740,212)
Stockholders’ equity as of December 31, 2016 (audited)	747,373	$4,962,435	568,796	$2,609,091	1,131,070	$22,449	$527,073	$(7,444,368)	$(560)	$676,120
Exercise of stock options	-	-	-	-	1,336	-	2,498	-	-	2,498
Share-based compensation expense	-	-	-	-	-	-	17,590	-	-	17,590
Net loss	-	-	-	-	-	-	-	(1,976,473)	-	(1,976,473)
Stockholders’ equity as of June 30, 2017 (unaudited)	747,373	$4,962,435	568,796	$2,609,091	1,132,406	$22,449	$547,161	$(9,420,841)	$(560)	$(1,280,265)

F-30

GROUNDFLOOR INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Unaudited Six Months Ended June 30,
	2017	2016
Cash flows from operating activities

Net loss	$(1,976,473)	$(2,018,117)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	102,471	47,316
Share-based compensation	17,590	56,450
Amortization of deferred financing costs	34,583	-
Changes in operating assets and liabilities:
Other receivables	(14,508)	83,716
Other assets	3,072	(1,821)
Interest receivable on loans to developers	(686,849)	(80,749)
Accounts payable	248,298	229,627
Accrued interest on limited recourse obligations	273,134	77,883
Accrued expenses and other liabilities	(33,032)	(77,776)
Deferred revenue	137,060	80,324
Net cash used in operating activities	(1,894,654)	(1,603,147)
Cash flows from investing activities
Loan payments to developers	(11,141,711)	(4,644,221)
Repayments of loans from developers	5,234,744	994,000
Purchases of computer equipment and furniture and fixtures	(11,577)	(20,937)
Purchase of intangible assets	-	(30,000)
Payments of software and website costs	(152,039)	(100,961)
Net cash used in investing activities	(6,070,583)	(3,802,119)
Cash flows from financing activities
Proceeds from limited recourse obligations and partner lender notes	11,115,772	4,703,976
Repayments of limited recourse obligations and partner lender notes	(5,594,963)	(1,098,755)
Payment of deferred financing costs	(55,000)	-
Borrowings from the revolving credit facility	10,912,157	-
Repayments on the revolving credit facility	(10,280,550)	-
Exercise of stock options	2,498	-
Proceeds from issuance of convertible notes payable	825,000	-
Proceeds from issuance of shareholder loan	2,000,000	-
Repayments of shareholder loan	(250,000)	-
Net cash provided by financing activities	8,674,914	3,605,221
Net increase in cash	709,677	(1,800,045)
Cash as of beginning of the period	211,917	4,331,013
Cash as of end of the period	$921,594	$2,530,968

F-31

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed their name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed their name to Groundfloor Finance Inc. The accounting effects of these conversions are reflected retrospectively in the condensed consolidated financial statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 5. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC was created for the purpose of financing real estate in nine states. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. Groundfloor’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Groundfloor formed Groundfloor Properties GA LLC (“Groundfloor GA”) in August 2013 for the purpose of issuing nonrecourse promissory notes (“Georgia Notes”) corresponding to commercial real estate loans entered into by Groundfloor GA to residents of Georgia. Groundfloor GA began offering these investment opportunities to residents of Georgia through the Platform in November 2013.

Following the qualification of the Company’s first offering statement on Form 1-A on August 31, 2015, the Company began a multistate offering of limited recourse obligations (“LROs”) to Investors corresponding to commercial loans for real estate development projects financed by the Company. The Company does not intend to issue any additional Georgia Notes.

The Company believes this method of real estate financing has many advantages including reduced Project origination costs, lower interest rates for Developers, and attractive returns for Investors.

Basis of Presentation and Liquidity

Our condensed consolidated financial statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC, Groundfloor Real Estate, LLC, Groundfloor Holdings GA, LLC, and Groundfloor Real Estate 1, LLC (collectively the “Company” or “Groundfloor”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, there has been no material change in the information disclosed in the notes to consolidated financial statements included in the consolidated financial statements for the year ended December 31, 2016 included in this filing. The unaudited interim condensed consolidated financial statements should be read in conjunction with the unaudited financial statements and notes thereto for the year ended December 31, 2016. Capitalized terms used, but not otherwise defined, below have the meaning set forth in the consolidated financial statements for the year ended December 31, 2016 and notes thereto.

F-32

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying condensed consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company.

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these condensed consolidated financial statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

The condensed consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the consolidated financial statements. In addition, the condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Summary of Significant Accounting Policies

The Company’s significant accounting policies are included in Note 1 – Summary of Significant Accounting Policies in the annual audited consolidated financial statements included elsewhere in this filing. There have been no changes to these accounting policies during the first six months of 2017.

NOTE 2:	LOANS TO DEVELOPERS, NET

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $15,000 and $2,000,000 over six months to a year.

The following table presents the carrying amount of Loans by letter grade and performance state as of June 30, 2017:

	Current	Workout	Fundamental Default	Total
Loan Grades:
A	$1,339,435	$295,555	$-	$1,634,990
B	6,654,948	120,457	-	6,775,405
C	7,492,529	668,077	-	8,160,606
D	1,819,636	846,000	-	2,665,363
E	-	-	-	-
F	-	-	64,900	64,900
G	-	-	-	-
Carrying Amount as of June 30, 2017	$17,306,275	$1,930,089	$64,900	$19,301,264

Nonaccrual and Past Due Loans

A loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on loans that are classified as nonaccrual is subsequently applied to principal until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Past due loans are loans whose principal or interest is past due 30 days or more. As of June 30, 2017, the Company placed $634,361 loans on nonaccrual status.

The following table presents an analysis of past due loans as of June 30, 2017:

	Carrying Amount	Allowance for Loan Losses	Total
Aging schedule
Current	$17,352,380	$251,000	$17,352,380
Less than 90 days past due	788,030	22,000	738,030
More than 90 days past due	1,160,854	427,000	510,854
Total as of June 30, 2017	$19,301,264	$700,000	$18,601,264

Impaired Loans

The following is a summary of information pertaining to impaired loans:

June 30, 2017

Nonaccrual loans	$634,361
Troubled debt restructurings not included above	-
Total impaired loans	634,361

Interest income recognized on impaired loans	$138,806
Foregone interest income on impaired loans	$63,366

The following table presents an analysis of information pertaining to impaired loans as of June 30, 2017:

Balance

Unpaid contractual principal balance	$851,000

Recorded investment with no allowance	204,461
Recorded investment with allowance	429,900
Total recorded investment	$634,361

Related allowance	314,956
Average recorded investment	$90,623

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current – This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout – This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default – This status indicates a loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the Extended Payment Date of the corresponding Georgia Notes or LROs.

The following table presents the loan portfolio by performance state as of June 30, 2017:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states
Current	$17,306,275	$-	$17,306,275
Workout	1,930,089	635,100	1,294,989
Fundamental default	64,900	64,900	-
Total as of June 30, 2017	$19,301,264	$700,000	$18,601,264

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended June 30, 2017:

Balance

Balance, January 1, 2017	$700,000
Allowance for loan loss	-
Outstanding at June 30, 2017	700,000

Period-end amount allocated to:
Loans individually evaluated for impairment	$635,100
Loans collectively evaluated for impairment	64,900
Balance, June 30, 2017	$700,000

Loans:
Individually evaluated for impairment	$1,934,089
Collectively evaluated for impairment	64,900
Balance, June 30, 2017	$1,994,989

NOTE 3:	PROMISSORY NOTES

Promissory Notes

On January 11, 2017, the Company entered into a $1,000,000 Promissory Note, which was amended on March 20, 2017 to extend the payment schedule (as amended, the “Note”). The Note bears interest at 8.0%. The Note is paid in quarterly installment payments equal to approximately $250,000 or 25.0% of the original aggregate principal amount and the remaining principal matures on December 31, 2017.

On June 15, 2017, the Company entered into a second amendment to the Note. The amendment increased the principal sum to $2,000,000. The additional $1,000,000, plus any accrued but unpaid interest thereon was due and payable on September 30, 2017.

As of the date hereof, the principal sum of $1,750,000 remains outstanding. As of June 30, 2017, the Company reflected $35,833 of deferred financing costs related to the ISB Note as a reduction to the notes payable on the condensed consolidated balance sheets.

Convertible Notes

During March 1, 2017 through May 31, 2017, the Company issued subordinated convertible promissory notes (the “Subordinated Notes”) to investors for total proceeds of $825,000. The notes bore interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 27, 2018, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a financing with gross proceeds of at least $8,000,000 (“Qualified Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of stock issued in the financing at a price per share equal to 75% of the price per share of the financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and the Note.

NOTE 4:	REVOLVING CREDIT FACILITY

Revolving Credit Facility

On November 1, 2016, the Company’s wholly-owned subsidiary, Groundfloor Holdings GA LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement provides for revolving loans up to a maximum aggregate principal amount of $1,500,000. The Revolver will be used to bridge funding of underlying loans pending approval from the SEC. The Revolver will mature on October 31, 2017 unless the lender agrees to extend the maturity of its loans under the Revolver.

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement (the “First Amendment”) which amended the existing Credit Agreement dated November 1, 2016, among Groundfloor Holdings GA LLC, as borrower, and Revolver Capital, LLC, as lender. The First Amendment amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $1,500,000 to $2,500,000. The other terms of the credit facility remain unchanged.

On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement (the “Second Amendment”) which amended the existing Credit Agreement dated November 1, 2016, among Groundfloor Holdings GA LLC, as borrower, and Revolver Capital, LLC, as lender. The Second Amendment amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $2,500,000 to $3,500,000. The other terms of the credit facility remain unchanged.

On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement (the “Third Amendment”) which amended the existing Credit Agreement dated November 1, 2016, among Groundfloor Holdings GA LLC, as borrower, and Revolver Capital, LLC, as lender. The Second Amendment amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $3,500,000 to $4,500,000. The other terms of the credit facility remain unchanged.

As of June 30, 2017 the Company had $1,172,814 of available borrowings and $3,327,186 outstanding under the Revolver as presented within revolving credit facility on the condensed consolidated balance sheets. As of June 30, 2017, the Company reflected $20,833 of deferred financing costs related to the Revolver as a reduction to the revolving credit facility on the condensed consolidated balance sheets.

NOTE 5:	STOCK OPTIONS

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options and non-qualified stock options. The Company had reserved a total of 250,000 shares of common stock for issuance under the Plan as of June 30, 2017. Of these shares, 55,987 shares are available for future stock option grants as of June 30, 2017.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

During the six months ended June 30, 2017, the Company issued 24,000 stock options and 1,336 stock options were exercised.

As of June 30, 2017, there was approximately $51,774 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.0 years.

The Company recorded $6,538 and $15,314 in non-employee and $10,429 and $7,404 in employee share-based compensation expense during the six months ended June 30, 2017 and 2016, respectively.

NOTE 6:	INCOME TAXES

The Company has incurred net operating losses since inception and is forecasting additional losses through December 31, 2017.  Therefore, no United States federal, state, or foreign income taxes are expected for 2017 and none have been recorded as of June 30, 2017.

Due to the Company’s history of losses since inception, there is not enough evidence at this time to support the conclusion that it will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets.  Accordingly, the Company fully reduced its net deferred tax assets by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests.  If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

NOTE 7:	SUBSEQUENT EVENTS

Effective as of October 1, 2017, the Company entered into a third amendment to the Note. The Note, as amended, incurs interest at a rate of 14% per annum from October 1, 2017 until payment in full of the Note, calculated on the basis of a 360-day year for the actual number of days elapsed. The Note must be repaid as follows: (i) $250,000, plus any accrued but unpaid interest thereon, will be due and payable on March 31, 2019; (ii) $500,000, plus any accrued but unpaid interest thereon, will be due and payable on June 30, 2019; (iii) $500,000, plus any accrued but unpaid interest thereon, will be due and payable September 30, 2019; and (iv) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, will be due and payable on December 31, 2019.  In addition, beginning in the fourth quarter of 2017, the lender will receive 4,000 warrants every quarter up to and including the first quarter of 2019. Over the remaining three quarters of 2019, the lender will receive 3,500, 2,300, and 1,100 warrants, respectively.

On October 27, 2017, the amended and restated subordinated convertible promissory note agreement and the note amendment agreement amended the subordinated convertible note purchase agreement dated March 24, 2017 and Subordinated Notes issued thereunder (as amended, the “Restated Subordinated Notes”), respectively. Pursuant to the Restated Subordinated Notes, the outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 30, 2019, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “New Maturity Date”).

During October 27, 2017 through November 30, 2017, the Company issued Restated Subordinated Notes to investors for total proceeds of $675,000. The outstanding principal and all accrued but unpaid interest is due and payable on the New Maturity Date. In the event of a closing of a Qualified Financing prior to the New Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of stock issued in the financing at a price per share equal to 75% of the price per share of the financing. The indebtedness represented by the Restated Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and the Note.

Subsequent events were evaluated through December 28, 2017, the date the condensed consolidated financial statements were available to be issued.

PART III – EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	Groundfloor Finance Inc. Second Amended and Restated Articles of Incorporation		1-A/A	024-10496	2.1	November 25, 2015
2.2	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015
3.1	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015
3.2	Form of Preferred Stock Voting Agreement	X
3.3	Common Stock Voting Agreement	X
3.4	Common Stock Subscription Agreement	X
6.1	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015
6.2	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015
6.3	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015
6.4	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015
6.5	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015
6.6	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015
6.7	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015
6.8	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015
6.9	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015
6.10	Promissory Note and Security Agreement, as amended		1-A POS	024-10496	6.10	October 18, 2017
6.11	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC	X
6.12	Servicing Agreement with Harvest Residential Loan Acquisition, LLC	X
10.1	Power of attorney		1-A	024-10758	10.1	October 30, 2017
11.1	Consent of Hughes Pitman & Gupton, LLP	X
11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	X
12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	X

*       To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 22, 2018.

Groundfloor Finance, Inc.

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary, and
Acting Chief Financial Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

Name and Signature	Title	Date
/s/ Brian Dally	President, Chief Executive Officer of Groundfloor Finance Inc. (Principal Executive Officer)	January 22, 2018
Brian Dally /s/ Nick Bhargava	Executive Vice President, Secretary, and Acting Chief Financial Officer of Groundfloor Finance Inc. (Principal Financial Officer and Principal Accounting Officer)	January 22, 2018
Nick Bhargava *	Director	January 22, 2018
Sergei Kouzmine *	Director	January 22, 2018
Bruce Boehm *	Director	January 22, 2018
Michael Olander Jr. *	Director	January 22, 2018
Richard Tuley Jr.	Director	January 22, 2018

*	By: /s/ Nick Bhargava
Attorney-in-fact

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